COMBINED FINANCIAL STATEMENTS

New Corteva
(Crop Protection Business of Corteva, Inc.)
As of December 31, 2025 and 2024 and
for the Years Ended December 31, 2025, 2024 and 2023

New Corteva

Explanatory Note

These Combined Financial Statements comprise a combined report (“Combined Report”) being filed separately by New Corteva and New EIDP. New EIDP and its combined subsidiaries are also subsidiaries of New Corteva. New EIDP meets the conditions set forth in General Instruction I(1)(a), (b) and (d) of Form 10-K and is therefore filing its information within these Combined Financial Statements with the reduced disclosure format. Each of New Corteva and New EIDP is filing on its own behalf the information contained in this report that relates to itself, and neither company makes any representation as to information relating to the other company. Where information or an explanation is provided that is substantially the same for each company, such information or explanation has been combined in this report. Where information or an explanation is not substantially the same for each company, separate information and explanation has been provided. In addition, separate Combined Financial Statements for each company, along with notes to the Combined Financial Statements, are included in this report.

The primary differences between New Corteva’s and New EIDP’s financial statements relate to EIDP’s Preferred Stock - $4.50 Series and EIDP’s Preferred Stock - $3.50 Series; a related party loan between the standalone EIDP, Inc. and Corteva, Inc. subsidiaries, and the associated interest expense for New EIDP through its repayment date in the fourth quarter of 2023; a physical cash pooling arrangement between the standalone EIDP, Inc. and Corteva, Inc. subsidiaries, along with certain other combined subsidiaries, and the associated interest income for New EIDP; and standalone EIDP, Inc. dividends declared to the standalone Corteva, Inc. subsidiary not yet paid (refer to New EIDP Note 1 - Basis of Presentation to New EIDP’s Combined Financial Statements, for additional information for above items). The information in these Combined Financial Statements is equally applicable to New Corteva. and New EIDP, except where otherwise indicated. The separate New EIDP Combined Financial Statements and notes for areas that differ from New Corteva are included within this Combined Report and begin on page 63. Notes of New EIDP that are identical to that of New Corteva are cross-referenced accordingly.

Unless otherwise indicated or the context otherwise requires, references in these Combined Financial Statements to:

• “New Corteva” or “the Company” refers to New Corteva and its combined subsidiaries (including New EIDP);
•“Corteva” or “Parent” refers to Corteva, Inc. and its consolidated subsidiaries (including EIDP);
• “New EIDP” refers to New EIDP and its combined subsidiaries;
• “EIDP” refers to EIDP, Inc. (formerly known as E. I. du Pont de Nemours and Company) and its consolidated subsidiaries or EIDP, Inc. excluding its consolidated subsidiaries, as the context may indicate;
• “DowDuPont” refers to DowDuPont Inc. and its subsidiaries prior to the Corteva Separation (defined below);
• “Historical Dow” refers to The Dow Chemical Company and its consolidated subsidiaries prior to the Internal Reorganization (defined below);
• “Historical DuPont” refers to EIDP prior to the Internal Reorganization (defined below);
• “Internal Reorganizations” refers to the series of internal reorganization and realignment steps undertaken by Historical DuPont and Historical Dow to realign its business into three subgroups: agriculture, materials science and specialty products.
• “Dow Distribution” refers to the separation of DowDuPont’s materials science business into a separate and independent public company on April 1, 2019 by way of a distribution of Dow Inc. through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Dow Inc.’s common stock;
• “Merger” refers to the all-stock merger of equals strategic combination between Historical Dow and Historical DuPont on August 31, 2017;
• “Dow” refers to Dow Inc. after the Dow Distribution;
• “DuPont” refers to DuPont de Nemours, Inc. after the Corteva Separation (on June 1, 2019, DowDuPont Inc. changed its registered name to DuPont de Nemours, Inc.);
• “Separation” or “Corteva Separation” refers to June 1, 2019, when Corteva, Inc. became an independent, publicly traded company;
• “Corteva Distribution” refers to the pro rata distribution of all of the then-issued and outstanding shares of Corteva, Inc.’s common stock on June 1, 2019, which was then a wholly-owned subsidiary of DowDuPont, to holders of DowDuPont’s common stock as of the close of business on May 24, 2019;
• “Distributions” refers to the Dow Distribution and the Corteva Distribution; and
• “Letter Agreement” refers to the Letter Agreement executed by DuPont and Corteva on June 1, 2019, which sets forth certain additional terms and conditions related to the Corteva Separation, including certain limitations on each party’s ability to transfer certain businesses and assets to third parties without assigning certain of such party’s indemnification obligations under the Corteva Separation Agreement to the other party to the transferee of such businesses and assets or meeting certain other alternative conditions.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Corteva, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of New Corteva (the “Company”), the Crop Protection business of Corteva, Inc., as of December 31, 2025 and 2024, and the related combined statements of operations, comprehensive income (loss), equity and cash flows for each of the three years in the period ended December 31, 2025, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the combined financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition - Product Sales

As described in Note 4 to the combined financial statements, the Company’s net sales were $7,840 million for the year ended December 31, 2025. Substantially all of New Corteva’s revenue is derived from product sales. Revenue from product sales is recognized when the customer obtains control of New Corteva’s product, which occurs at a point in time according to shipping terms. The transaction price includes estimates of variable consideration, such as rights of return, rebates, and discounts, that are reductions in revenue. The majority of contracts have a single performance obligation satisfied at a point in time and the transaction price is stated in the contract, usually as quantity times price per unit.

The principal consideration for our determination that performing procedures relating to revenue recognition for product sales is a critical audit matter is a high degree of auditor effort in performing procedures related to the Company’s revenue recognition.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the combined financial statements. These procedures included, among others (i) testing revenue recognized for a sample of revenue transactions by obtaining and inspecting source documents, such as purchase orders, invoices, proof of shipment or delivery documents, and payment receipts; (ii) testing, on a sample basis, the recognition of variable consideration for returns, rebates issued and discounts granted during the year by obtaining and inspecting source documents, such as support for the nature of the variable consideration, amount, and agreement with the customer; and (iii) confirming a sample of outstanding customer invoice balances as of December 31, 2025, and, for confirmations not returned, obtaining and inspecting source documents, such as invoices, proof of shipment or delivery documents, and subsequent payment receipts.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
October 1, 2026

We have served as the Company's auditor since 2025.

New Corteva
Combined Financial Statements

COMBINED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
(In millions)	2025	2024	2023
Net sales	$7,840	$7,553	$8,070
Cost of goods sold	4,739	4,744	5,105
Research and development expense	479	486	496
Selling, general and administrative expenses	1,390	1,287	1,299
Amortization of intangibles	155	160	145
Restructuring and asset related charges - net	143	218	238
Other income (expense) - net	129	(236)	(436)
Interest expense	175	232	231
Income (loss) from continuing operations before income taxes	888	190	120
Provision for (benefit from) income taxes on continuing operations	219	271	111
Income (loss) from continuing operations after income taxes	669	(81)	9
Net income (loss) from discontinued operations after income taxes	(99)	56	(194)
Net income (loss)	570	(25)	(185)
Net income (loss) attributable to noncontrolling interests	10	10	10
Net income (loss) attributable to New Corteva	$560	$(35)	$(195)

See Notes to the Combined Financial Statements.

New Corteva
Combined Financial Statements

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In millions)	For the Year Ended December 31,
	2025	2024	2023
Net income (loss)	$570	$(25)	$(185)
Other comprehensive income (loss) - net of tax:
Cumulative translation adjustments	366	(530)	195
Adjustments to pension benefit plans	(161)	124	(178)
Adjustments to other benefit plans	(22)	23	27
Unrealized gain (loss) on investments	6	(6)	—
Derivative instruments	(80)	48	(9)
Total other comprehensive income (loss)	109	(341)	35
Comprehensive income (loss)	679	(366)	(150)
Comprehensive income (loss) attributable to noncontrolling interests - net of tax	10	10	10
Comprehensive income (loss) attributable to New Corteva	$669	$(376)	$(160)

See Notes to the Combined Financial Statements.

New Corteva
Combined Financial Statements

COMBINED BALANCE SHEETS

(In millions)	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$3,685	$2,513
Marketable securities	8	56
Accounts and notes receivable - net	4,494	3,771
Inventories	2,493	2,334
Other current assets	550	580
Total current assets	11,230	9,254
Investment in nonconsolidated affiliates	85	75
Property, plant and equipment	5,088	5,015
Less: Accumulated depreciation	3,329	3,259
Net property, plant and equipment	1,759	1,756
Goodwill	5,153	5,083
Other intangible assets	1,036	1,157
Deferred income taxes	1,094	998
Other assets	1,428	1,161
Total Assets	$21,785	$19,484
Liabilities and Equity
Current liabilities
Short-term borrowings	$782	$735
Accounts payable	2,179	1,973
Income taxes payable	95	151
Deferred revenue	346	311
Accrued and other current liabilities	1,411	1,171
Total current liabilities	4,813	4,341
Long-term debt	1,686	1,953
Other noncurrent liabilities
Deferred income tax liabilities	128	146
Pension and other post-employment benefits	2,208	2,048
Other noncurrent obligations	1,515	1,201
Total noncurrent liabilities	5,537	5,348
Commitments and contingent liabilities
Equity
Net Parent investment	12,993	11,462
Accumulated other comprehensive income (loss)	(1,797)	(1,906)
Total New Corteva equity	11,196	9,556
Noncontrolling interests	239	239
Total equity	11,435	9,795
Total Liabilities and Equity	$21,785	$19,484

See Notes to the Combined Financial Statements.

New Corteva
Combined Financial Statements

COMBINED STATEMENTS OF CASH FLOWS

(In millions)	For the Year Ended December 31,
	2025	2024	2023
Operating activities
Net income (loss)	$570	$(25)	$(185)
(Income) loss from discontinued operations after income taxes	99	(56)	194
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation and amortization	422	424	405
Provision for (benefit from) deferred income tax	(21)	(110)	(178)
Net periodic pension and OPEB (benefit) cost, net	21	147	121
Pension and OPEB contributions	(110)	(124)	(120)
Net (gain) loss on sales of property, businesses, consolidated companies, and investments	(39)	(11)	(14)
Restructuring and asset related charges - net	143	218	238
Other net loss	12	49	278
Changes in assets and liabilities, net
Accounts and notes receivable	(307)	(461)	499
Inventories	(43)	455	269
Accounts payable	97	42	(353)
Deferred revenue	34	(71)	78
Other assets and liabilities	(368)	(133)	(316)
Cash provided by (used for) operating activities - continuing operations	510	344	916
Cash provided by (used for) operating activities - discontinued operations	(51)	(151)	(40)
Cash provided by (used for) operating activities	459	193	876
Investing activities
Capital expenditures	(245)	(259)	(292)
Proceeds from sales of property, businesses, and consolidated companies - net of cash divested	41	(3)	39
Acquisitions of businesses - net of cash acquired	—	—	(1,456)
Investments in and loans to nonconsolidated affiliates	(9)	—	(32)
Purchases of investments	—	(123)	(113)
Proceeds from sales and maturities of investments	127	107	83
Proceeds from (payments for) settlement of net investment hedge	(83)	63	42
Other investing activities, net	(22)	(12)	(3)
Cash provided by (used for) investing activities	(191)	(227)	(1,732)
Financing activities
Net change in borrowings (less than 90 days)	—	54	(4)
Proceeds from debt	1,618	3,072	3,429
Payments on debt	(1,857)	(2,885)	(2,310)
Net transfers from (to) Parent	985	125	(480)
Other financing activities, net	(5)	(4)	(9)
Cash provided by (used for) financing activities	741	362	626
Effect of exchange rate changes on cash, cash equivalents and restricted cash equivalents	51	(27)	(91)
Increase (decrease) in cash, cash equivalents and restricted cash equivalents	1,060	301	(321)
Cash, cash equivalents and restricted cash equivalents at beginning of period	2,829	2,528	2,849
Cash, cash equivalents and restricted cash equivalents at end of period [1]	$3,889	$2,829	$2,528
Supplemental cash flow information
Cash paid during the period for
Interest, net of amounts capitalized	$188	$242	$233
Income taxes	492	248	189
1. Refer to Note 6 - Supplementary Information, to the Combined Financial Statements, for reconciliation of cash and cash equivalents and restricted cash equivalents presented in the Combined Balance Sheets to total cash, cash equivalents and restricted cash equivalents presented in the Combined Statements of Cash Flows.
See Notes to the Combined Financial Statements.

New Corteva
Combined Financial Statements

COMBINED STATEMENTS OF EQUITY

(In millions)	Net Parent Investment	Accumulated Other Comp. Income (Loss)	Total Corteva Net Investment	Non-Controlling Interests	Total Equity
Balance at January 1, 2023	$12,025	$(1,600)	$10,425	$239	$10,664
Net income (loss)	(195)		(195)	10	(185)
Other comprehensive income (loss)		35	35		35
Share-based compensation	25		25		25
Net transfers from (to) Parent	(451)		(451)	(10)	(461)
Balance at December 31, 2023	$11,404	$(1,565)	$9,839	$239	$10,078
Net income (loss)	(35)		(35)	10	(25)
Other comprehensive income (loss)		(341)	(341)		(341)
Share-based compensation	28		28		28
Net transfers from (to) Parent	65		65	(10)	55
Balance at December 31, 2024	$11,462	$(1,906)	$9,556	$239	$9,795
Net income (loss)	560		560	10	570
Other comprehensive income (loss)		109	109		109
Share-based compensation	33		33		33
Net transfers from (to) Parent	938		938	(10)	928
Balance at December 31, 2025	$12,993	$(1,797)	$11,196	$239	$11,435

See Notes to the Combined Financial Statements.

New Corteva
Notes to the Combined Financial Statements

New Corteva
Notes to the Combined Financial Statements (continued)
NOTE 1 - BACKGROUND AND BASIS OF PRESENTATION

The accompanying Combined Financial Statements present the combined results of operations, financial position and cash flows of the Crop Protection business (“New Corteva” or the “Company”), a business of Corteva, Inc. (“Corteva” or “Parent”). New Corteva serves the global agricultural input industry with crop protection solutions that improve farmer productivity and profitability by protecting against weeds, insects and other pests, and disease, and by supporting overall crop health both above and below ground via nitrogen management and seed applied technologies. New Corteva is a leader in global herbicides, insecticides, nitrogen stabilizers, pasture and range management herbicides and biologicals and other nature-based products.

On October 1, 2025, Corteva announced its intention to pursue, subject to the approval of the Corteva Board of Directors and any required regulatory approvals, its separation into two independent publicly traded companies — one comprising its current Crop Protection business (“New Corteva”) and the other comprising its current Seed business (“Vylor Inc.,” “Vylor” or the “Seed Business”) — by distributing all outstanding shares of Vylor common stock to Corteva shareholders in a transaction that is intended to be a tax-free spin-off for U.S. federal income tax purposes (the “Separation”).

Basis of Presentation
The accompanying Combined Financial Statements and notes present the results of operations, financial position and cash flows of New Corteva and have been derived from the combined financial statements and accounting records of Corteva using the historical results of operations and historical basis of assets and liabilities of Corteva. As New Corteva has historically operated as an operating segment of Corteva, separate financial statements for New Corteva have not historically been prepared. These Combined Financial Statements differ from historical operating segment results due to the differing bases of accounting used in their preparation. Additionally, these Combined Financial Statements may not reflect the financial statements had New Corteva been a stand-alone company. The Combined Financial Statements of New Corteva have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and, unless otherwise specified, have been presented to separately show the effects of discontinued operations.

The Combined Statements of Operations include all revenues and costs directly attributable to New Corteva, along with allocations of certain expenses for services from Corteva including but not limited to, general corporate expenses related to finance, legal, information technology, human resources, ethics and compliance, shared services, employee benefits and incentives, insurance, and stock-based compensation. These expenses have been allocated on a pro rata basis using net sales as a measure. Corteva and New Corteva consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided. Management does not believe that it is practicable to estimate the expense New Corteva would have incurred as a stand-alone company. The amount of actual costs that may have been incurred if New Corteva were a stand-alone company would depend on a number of factors, including New Corteva’s chosen organizational structure, which functions were outsourced or performed by New Corteva employees, contract terms negotiated with third-party providers, and strategic decisions made in areas such as information technology and infrastructure.

The Combined Balance Sheets include all assets and liabilities specifically attributable to New Corteva, and certain assets and liabilities held by Corteva that are specifically identifiable or otherwise attributable to New Corteva. Corteva uses a centralized approach to cash management and financing of its operations, including funding of required operating and investing activities of New Corteva. Any cash maintained in accounts for which the New Corteva subsidiary owns and retains the right to control the cash has been recorded as cash and cash equivalents on the Combined Balance Sheets. All debt and debt-related interest cost incurred by New Corteva as the legal obligor has been recorded in the Combined Financial Statements. Additionally, the Combined Balance Sheets include a net Parent investment comprised of financial support received from Corteva for which repayment was not required and the net effect of cost allocations from transactions with Corteva, net of New Corteva’s accumulated earnings and any dividends paid to Corteva.

New Corteva’s operations are included in the consolidated U.S. federal, and certain state, local and foreign income tax returns filed by Corteva, Inc., where applicable. New Corteva also files certain separate state, local and foreign income tax returns. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if New Corteva filed its own tax returns. New Corteva’s tax results as presented in the Combined Financial Statements may not be reflective of the results that New Corteva would generate in the future. In jurisdictions where New Corteva has been included in the tax returns filed by Corteva, Inc., any income taxes payable resulting from the related income tax provision have been reflected in New Corteva's Combined Balance Sheets as New Corteva is deemed the primary obligor of these liabilities.

All intracompany accounts and transactions within New Corteva have been eliminated in the preparation of the Combined Financial Statements. Transactions between New Corteva and Corteva are deemed to have been settled in the period incurred

New Corteva
Notes to the Combined Financial Statements (continued)
through net Parent investment, the net effect of which is reflected within financing activities in the Combined Statements of Cash Flows as net transfers from (to) Parent and in the Combined Balance Sheets as net Parent investment.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Combined Financial Statements include the accounts of New Corteva and subsidiaries in which a controlling interest is maintained. For those combined subsidiaries in which the Company’s ownership is less than 100 percent, the outside stockholders’ interests are shown as noncontrolling interests. Investments in affiliates over which New Corteva has the ability to exercise significant influence but does not have a controlling interest are accounted for under the equity method.

New Corteva is also involved with certain joint ventures accounted for under the equity method of accounting that are variable interest entities (“VIEs”). New Corteva is not the primary beneficiary, as the nature of the Company’s involvement with each VIE does not provide it the power to direct the VIE’s significant activities. Future events may require these VIEs to be combined if New Corteva becomes the primary beneficiary. At December 31, 2025 and 2024, the maximum exposure to loss related to the nonconsolidated VIEs is not considered material to the Combined Financial Statements.

Use of Estimates in Financial Statement Preparation
The preparation of financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. New Corteva’s Combined Financial Statements include amounts that are based on management’s best estimates and judgments. Actual results could differ from those estimates.

Cash and Cash Equivalents
Cash equivalents represent highly liquid investments with maturities of three months or less from time of purchase. They are carried at cost plus accrued interest.

Restricted Cash Equivalents
Restricted cash equivalents primarily relates to a trust funded by EIDP for cash obligations under certain non-qualified benefit and deferred compensation plans due to the Merger, which was a change in control event, and contributions to escrow accounts established for the settlement of certain legal matters and the settlement of legacy per- and polyfluoroalkyl substances (“PFAS”) matters and the associated qualified spend. New Corteva classifies restricted cash equivalents as current or noncurrent based on the nature of the restrictions, which are included in other current assets and other assets, respectively, in the Combined Balance Sheets.

Marketable Securities
Marketable securities represent investments in fixed and floating rate financial instruments with maturities greater than three months and up to twelve months at time of purchase. Investments classified as held-to-maturity are recorded at amortized cost. The carrying value approximates fair value due to the short-term nature of the investments. Investments classified as debt securities that are available-for-sale are carried at estimated fair value with unrealized gains and losses recorded as a component of accumulated other comprehensive income (loss) or current period earnings if an allowance for credit losses has been established. The cost of investments sold is determined by specific identification.

Fair Value Measurements
Under the accounting guidance for fair value measurements and disclosures, a fair value hierarchy was established that prioritizes the inputs to valuation techniques used to measure fair value. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

New Corteva uses the following hierarchy to classify assets and liabilities measured at fair value:

Level 1	–	Quoted market prices in active markets for identical assets or liabilities.

Level 2	–	Significant other observable inputs (e.g., quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs).

Level 3	–	Unobservable inputs for the asset or liability, which are valued based on management’s estimates of assumptions that market participants would use in pricing the asset or liability.

New Corteva
Notes to the Combined Financial Statements (continued)

Foreign Currency Translation
New Corteva’s worldwide operations utilize the USD or a related foreign currency as the functional currency, where applicable. New Corteva identifies its separate and distinct foreign entities and groups the foreign entities into two categories: (i) extension of the parent or foreign subsidiaries operating in a highly-inflationary environment (USD functional currency) and (ii) self-contained (related foreign functional currency). If a foreign entity does not align with either category, factors are evaluated and a judgment is made to determine the functional currency.

For foreign entities where the USD is the functional currency, all foreign currency-denominated asset and liability amounts are remeasured into USD at end-of-period exchange rates, except for inventories, prepaid expenses, property, plant and equipment, goodwill and other intangible assets, which are re-measured at historical rates. Foreign currency income and expenses are re-measured at average exchange rates in effect during each month, except for expenses related to balance sheet amounts re-measured at historical exchange rates. Exchange gains and losses arising from re-measurement of foreign currency-denominated monetary assets and liabilities are included in income in the period in which they occur.

For foreign entities where a related foreign currency is the functional currency, assets and liabilities denominated in the related foreign currencies are translated into USD at end-of-period exchange rates and the resultant translation adjustments are reported, net of their related tax effects, as a component of accumulated other comprehensive income (loss) in equity. Assets and liabilities denominated in other than the functional currency are re-measured into the functional currency prior to translation into USD and the resultant exchange gains or losses are included in income in the period in which they occur. Income and expenses are translated into USD at average exchange rates in effect during each month.

New Corteva changes the functional currency of its separate and distinct foreign entities only when significant changes in economic facts and circumstances indicate clearly that the functional currency has changed.

Inventories
New Corteva’s inventories are valued at the lower of cost or net realizable value. Elements of cost in inventories include raw materials, direct labor, and manufacturing overhead. Stores and supplies are valued at cost or net realizable value, whichever is lower. Cost is generally determined by the average cost method.

The Company establishes an obsolescence reserve for inventory based upon quality considerations and assumptions about future demand and market conditions.

Goodwill and Other Intangible Assets
New Corteva records goodwill when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level at least annually, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. New Corteva performs an annual goodwill impairment test in the fourth quarter at the reporting unit level, which is defined as the operating segment or one level below the operating segment. One level below the operating segment, or component, is a business in which discrete financial information is available and regularly reviewed by segment management. New Corteva aggregates its components based on economic similarities. New Corteva has one reporting unit.

When testing goodwill for impairment, New Corteva has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If New Corteva chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is required. If additional quantitative testing is required, the reporting unit’s fair value is compared with its carrying amount, and an impairment charge, if any, is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value, limited to the amount of goodwill associated with the reporting unit. New Corteva determines the fair value for its reporting unit using a combination of a discounted cash flow model (a form of the income approach) and the market approach. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. The Company's significant assumptions in this analysis include future cash flow projections, weighted average cost of capital, the terminal growth rate and the tax rate. Under the market approach, New Corteva uses metrics of publicly traded companies or historically completed transactions for comparable companies. Refer to Note 11 - Goodwill and Other Intangible Assets, to the Combined Financial Statements, for further information on goodwill.

New Corteva
Notes to the Combined Financial Statements (continued)
Definite-lived intangible assets are amortized over their estimated useful lives, generally on a straight-line basis for periods ranging primarily from 2 years to 20 years. New Corteva continually evaluates the reasonableness of the useful lives of these assets. Once these assets are no longer considered held and used, they are removed from the Combined Balance Sheets.

Acquisitions
Acquisitions are recorded using the acquisition method of accounting and recognizes and measures the identifiable assets acquired and liabilities assumed as of the acquisition date at fair value, where applicable. The excess, if any, of total consideration transferred in a business combination over the fair value of identifiable assets acquired and liabilities assumed is recognized as goodwill. Costs incurred as a result of a business combination other than costs related to the issuance of debt or equity securities are recorded in the period the costs are incurred. New Corteva includes the operating results of acquired entities from their respective dates of acquisition.

Segment Information
New Corteva has a single operating segment. New Corteva’s operating segment reflects the manner in which its chief operating decision maker (“CODM”) allocates resources and assesses performance. The Company’s CODM is the Chief Executive Officer. The primary measure used by New Corteva’s CODM for purposes of allocating resources to and assessing performance of the Company’s single operating segment is income (loss) from continuing operations after income taxes on the Combined Statements of Operations. Income (loss) from continuing operations after income taxes is primarily utilized in the annual planning and monthly forecasting processes. On a monthly basis, the CODM considers variances between comparable prior year actual results and current year actual or forecasted results when evaluating the Company's success in delivering its innovative proprietary technology to farmers and monitoring of expected savings from cost and productivity actions. The CODM also utilizes income (loss) from continuing operations after income taxes when evaluating the impacts of market-driven trends on performance, such as input costs and inflationary and currency impacts. The significant segment expenses are the same as those presented on the Combined Statements of Operations. Segment assets is comprised of total assets on the Company’s Combined Balance Sheets.

Leases
New Corteva determines whether an arrangement is a lease at the inception of the arrangement based on the terms and conditions in the contract. A contract contains a lease if there is an identified asset and New Corteva has the right to control the asset. Operating lease right-of-use (“ROU”) assets are included in other assets on New Corteva’s Combined Balance Sheets. Operating lease liabilities are included in accrued and other current liabilities and other noncurrent obligations on New Corteva’s Combined Balance Sheets.

Operating lease ROU assets represent New Corteva’s right to use an underlying asset for the lease term and lease liabilities represent New Corteva’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of New Corteva’s leases do not provide the lessor’s implicit rate, the Company uses its incremental borrowing rate at the commencement date in determining the present value of lease payments. Lease terms include options to extend the lease when it is reasonably certain those options will be exercised. Leases with an initial term of 12 months or less are not recorded on the Combined Balance Sheets. New Corteva recognizes lease expense for these leases on a straight-line basis over the lease term.

New Corteva has lease agreements with lease and non-lease components, which are accounted for as a single lease component for all asset classes. In the Combined Statements of Operations, lease expense for operating leases is recognized on a straight-line basis over the lease term. Refer to Note 12 - Leases, to the Combined Financial Statements, for further information.

Impairment of Long-Lived Assets
New Corteva evaluates the carrying value of long-lived assets to be held and used when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset group is considered impaired when the total projected undiscounted cash flows from the assets are separately identifiable and are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset group. New Corteva’s fair value methodology is an estimate of fair market value which is determined based on prices of similar assets or other valuation methodologies including present value techniques. Long-lived assets to be disposed of by sale, if material, are classified as held for sale and reported at the lower of carrying amount or fair value less cost to sell, and depreciation is ceased. Long-lived assets to be disposed of other than by sale are classified as held and used until they are disposed of and reported at the lower of carrying amount or fair value. Depreciation is recognized over the remaining useful life of the assets.

Derivative Instruments
Derivative instruments are reported in the Combined Balance Sheets at their fair values. New Corteva utilizes derivatives to manage exposures to foreign currency exchange rates. Changes in the fair values of derivative instruments that are not

New Corteva
Notes to the Combined Financial Statements (continued)
designated as hedges are recorded in current period earnings. For derivative instruments designated as cash flow hedges, the gain (loss) is reported in accumulated other comprehensive income (loss) until it is cleared to earnings during the same period in which the hedged item affects earnings. For derivative instruments designated as net investment hedges, the gain (loss) is reported within accumulated other comprehensive income (loss) until the subsidiary is divested.

In the event that a derivative designated as a hedge of a firm commitment or an anticipated transaction is terminated prior to the maturation of the hedged transaction, the net gain or loss in accumulated other comprehensive income (loss) generally remains in accumulated other comprehensive income (loss) until the item that was hedged affects earnings. If a hedged transaction matures, or is sold, extinguished, or terminated prior to the maturity of a derivative designated as a hedge of such transaction, gains or losses associated with the derivative through the date the transaction matured are included in the measurement of the hedged transaction and the derivative is reclassified as for trading purposes. Derivatives designated as hedges of anticipated transactions are reclassified as for trading purposes if the anticipated transaction is no longer probable.

New Corteva includes foreign currency exchange contract settlements within cash flows from operating activities, regardless of hedge accounting qualification. Refer to Note 17 - Financial Instruments, to the Combined Financial Statements, for additional discussion regarding New Corteva’s objectives and strategies for derivative instruments.

Environmental Matters
Accruals for environmental matters related to New Corteva are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Accruals for environmental liabilities are included in the Combined Balance Sheets in accrued and other current liabilities and other noncurrent obligations, substantially all of which are recorded on an undiscounted basis. Accruals for related insurance or other third-party recoveries for environmental liabilities are recorded when it is probable that a recovery will be realized and are included in the Combined Balance Sheets as accounts and notes receivable - net.

Environmental costs are capitalized if the costs extend the life of the property, increase its capacity, and/or mitigate or prevent contamination from future operations. Environmental costs are also capitalized in recognition of legal asset retirement obligations resulting from the acquisition, construction and/or normal operation of a long-lived asset. Costs related to environmental contamination treatment and cleanup are charged to expense. Estimated future incremental operations, maintenance and management costs directly related to remediation are accrued when such costs are probable and reasonably estimable.

Revenue Recognition
New Corteva recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine the revenue recognition for an arrangement considered to be a contract with a customer, the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation. Refer to Note 4 - Revenue, to the Combined Financial Statements, for additional information on revenue recognition.

Cost of Goods Sold
Cost of goods sold primarily includes the cost of manufacture and delivery, ingredients or raw materials, direct salaries, wages and benefits and overhead, non-capitalizable costs associated with capital projects and other operational expenses. No amortization of intangibles is included within cost of goods sold.

Research and Development
Research and development costs are expensed as incurred. Research and development expense includes costs (primarily consisting of employee costs, materials, contract services, research agreements and other external spend) relating to the discovery and development of new products.

Selling, General and Administrative Expenses
Selling, general and administrative expenses primarily include selling and marketing expenses, commissions, functional costs and business management expenses.

Litigation and Other Contingencies

New Corteva
Notes to the Combined Financial Statements (continued)
Accruals for legal matters and other contingencies are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Legal costs, such as outside counsel fees and expenses, are charged to expense in the period incurred.
Severance Costs
Severance benefits are provided to employees under the Company’s ongoing benefit arrangements. Severance costs are accrued when management commits to a plan of termination and it becomes probable that employees will be entitled to benefits at amounts that can be reasonably estimated.

Insurance/Self-Insurance
New Corteva self-insures certain risks where permitted by law or regulation, including workers’ compensation, vehicle liability and employee related benefits. Liabilities associated with these risks are estimated in part by considering historical claims experience, demographic factors and other actuarial assumptions. For other risks, New Corteva uses a combination of insurance and self-insurance, reflecting comprehensive reviews of relevant risks. A receivable for an insurance recovery is generally recognized when the loss has occurred and collection is considered probable.

Income Taxes
Income taxes as presented herein attribute current and deferred income taxes of Corteva to New Corteva’s Combined Financial Statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by Accounting Standards Codification (“ASC”) 740, Income Taxes, issued by the Financial Accounting Standards Board. Accordingly, New Corteva’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the standalone financial statements of each member of the combined group as if the group member were a separate taxpayer and a standalone enterprise. As a result, actual tax transactions included in the consolidated financial statements of Corteva may not be included in New Corteva’s Combined Financial Statements. Similarly, the tax treatment of certain items reflected in New Corteva’s Combined Financial Statements may not be reflected in the consolidated financial statements and tax returns of Corteva. Additionally, certain current income tax liabilities reflected in the consolidated financial statements of Corteva, Inc. are reflected in New Corteva's Combined Financial Statements as new Corteva is deemed to be the primary obligor of those liabilities. Following the Separation, New Corteva’s operating footprint as well as tax return elections and assertions may be different and, therefore, New Corteva’s hypothetical income taxes, as presented in New Corteva’s Combined Financial Statements, may not be indicative of New Corteva’s future income taxes.

Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted tax rates. The effect of a change in tax rates on deferred tax assets or liabilities is recognized in income in the period that includes the enactment date.

New Corteva recognizes the financial statement effects of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The current portion of uncertain income tax positions is included in income taxes payable or accounts and notes receivable - net, and the long-term portion is included in other noncurrent obligations or other assets in the Combined Balance Sheets.

Income tax related penalties are included in the provision for (benefit from) income taxes in the Combined Statements of Operations. Interest accrued related to unrecognized tax benefits is included within the provision for (benefit from) income taxes from continuing operations in the Combined Statements of Operations.

NOTE 3 - RECENT ACCOUNTING GUIDANCE

Recently Adopted Accounting Guidance
In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU requires that an entity disclose specific categories in the effective tax rate reconciliation as well as reconciling items that meet a quantitative threshold. Further, the ASU requires additional disclosures on income tax expense and taxes paid, net of refunds received, by jurisdiction. The new standard is effective for annual periods beginning after December 15, 2024 on a prospective basis with the option to apply it retrospectively. Early adoption is permitted. New Corteva adopted this guidance on a prospective basis and has included enhanced income tax related disclosures in Note 7 - Income Taxes, to the Combined Financial Statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU includes amendments that expand the existing reportable segment disclosure requirements and requires disclosure of (i) significant expense categories and amounts by reportable segment as well as the segment’s profit or loss measure(s) that are regularly provided to the chief operating decision maker (the “CODM”) to allocate resources and assess performance; (ii) how the CODM uses each reported segment profit or loss measure to allocate resources and assess

New Corteva
Notes to the Combined Financial Statements (continued)
performance; (iii) the nature of other segment balances contributing to reported segment profit or loss that are not captured within segment revenues or expenses; and (iv) the title and position of the individual or name of the group or committee identified as the CODM. This guidance requires retrospective application to all prior periods presented in the financial statements and is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. New Corteva adopted this guidance and has included enhanced disclosures relating to its reportable segment. Refer to Note 1 - Background and Basis of Presentation, to the Combined Financial Statements, for New Corteva’s disclosure.

Accounting Guidance Issued But Not Adopted as of December 31, 2025
In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU includes amendments that require entities to bifurcate specified expense line items on the income statement into underlying components, including purchases of inventory, employee compensation, depreciation, intangible asset amortization and depletion, as applicable. Qualitative descriptions of the remaining components are required. These enhanced disclosures are required for both interim and annual periods. Selling expenses must also be separately disclosed for both interim and annual periods, along with an annual qualitative description of the composition of selling expenses. In January 2025, the FASB subsequently issued ASU 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date, to provide clarification on the ASU’s effective date. The new standard is effective for fiscal years beginning after December 15, 2026 on a prospective basis with the option to apply it retrospectively, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The adoption of this guidance will result in New Corteva being required to include enhanced disclosures around income statement expenses.

NOTE 4 - REVENUE

Revenue Recognition
Products
Substantially all of New Corteva’s revenue is derived from product sales, which consist of sales of New Corteva’s products to farmers, distributors, and manufacturers. New Corteva considers purchase orders, which in some cases are governed by master supply agreements, to be a contract with a customer. Contracts with customers are considered to be short-term when the time between order confirmation and satisfaction of the performance obligations is equal to or less than one year. However, New Corteva has some long-term contracts which can span multiple years.

Revenue from product sales is recognized when the customer obtains control of New Corteva’s product, which occurs at a point in time according to shipping terms. Payment terms are generally less than one year from invoicing. New Corteva elected the practical expedient and does not adjust the promised amount of consideration for the effects of a significant financing component when New Corteva expects it will be one year or less between when a customer obtains control of New Corteva’s product and when payment is due. When New Corteva performs shipping and handling activities after the transfer of control to the customer (e.g., when control transfers prior to or at shipment), these are considered fulfillment activities, and accordingly, the costs are accrued when the related revenue is recognized. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues. In addition, New Corteva elected the practical expedient to expense any costs to obtain contracts as incurred, as the amortization period for these costs would have been one year or less.

The transaction price includes estimates of variable consideration, such as rights of return, rebates, and discounts, that are reductions in revenue. All estimates are based on New Corteva’s historical experience, anticipated performance, and New Corteva’s best judgment at the time the estimate is made. Estimates of variable consideration included in the transaction price primarily utilize the expected value method based on historical experience. These estimates are reassessed each reporting period and are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur upon resolution of uncertainty associated with the variable consideration. The majority of contracts have a single performance obligation satisfied at a point in time and the transaction price is stated in the contract, usually as quantity times price per unit. For contracts with multiple performance obligations, the Company allocates the transaction price to each performance obligation based on the relative standalone selling price. The standalone selling price is the observable price which depicts the price as if sold to a similar customer in similar circumstances.

Licenses of Intellectual Property
New Corteva enters into licensing arrangements with customers to license its intellectual property. Revenue from the majority of intellectual property licenses is derived from sales-based royalties. Revenue for licensing agreements that contain sales-based royalties is recognized at the later of (i) when the subsequent sale occurs or (ii) when the performance obligation to which some or all of the royalty has been allocated is satisfied.

New Corteva
Notes to the Combined Financial Statements (continued)
Remaining Performance Obligations
Remaining performance obligations represent the transaction price allocated to unsatisfied or partially unsatisfied performance obligations. New Corteva applies the practical expedient to disclose the transaction price allocated to the remaining performance obligations for only those contracts with an original duration of more than one year. The transaction price allocated to remaining performance obligations with an original duration of more than one year related to material rights granted to customers for contract renewal options were $150 million and $139 million at December 31, 2025 and December 31, 2024, respectively. The Company expects revenue to be recognized for the remaining performance obligations evenly over a period of six years.

Contract Balances
Contract liabilities primarily reflect deferred revenue from prepayments under contracts with customers where New Corteva receives advance payments for products to be delivered in future periods. New Corteva classifies deferred revenue as current or noncurrent based on the timing of when the Company expects to recognize revenue. Contract assets primarily include amounts related to conditional rights to consideration for completed performance not yet invoiced. Accounts receivable are recorded when the right to consideration becomes unconditional.

Contract Balances	December 31, 2025	December 31, 2024
(In millions)
Contract assets - current [1]	$34	$30
Contract assets - noncurrent [2]	$83	$74
Deferred revenue - current	$346	$311
Deferred revenue - noncurrent [3]	$125	$114

1.Included in other current assets in the Combined Balance Sheets.
2.Included in other assets in the Combined Balance Sheets.
3.Included in other noncurrent obligations in the Combined Balance Sheets.

Revenue recognized during the years ended December 31, 2025, 2024 and 2023 from amounts included in deferred revenue at the beginning of the period was $308 million, $388 million and $330 million, respectively.

Disaggregation of Revenue
New Corteva disaggregates its revenue by major product line and geographic region, as the Company believes it best depicts the nature, amount and timing of its revenue and cash flows. Net sales by major product line are included below:

	For the Year Ended December 31,
(In millions)	2025	2024	2023
Herbicides	$3,730	$3,599	$4,034
Insecticides	1,669	1,715	1,598
Fungicides	1,140	1,081	1,112
Biologicals	519	476	491
Other	782	682	835
Total net sales	$7,840	$7,553	$8,070

Sales are attributed to geographic regions based on customer location. Net sales by geographic region and segment are included below:

	For the Year Ended December 31,
(In millions)	2025	2024	2023
North America [1]	$2,866	$2,717	$2,960
EMEA [2]	1,662	1,607	1,815
Latin America	2,426	2,289	2,362
Asia Pacific	886	940	933
Total net sales	$7,840	$7,553	$8,070
1.Represents U.S. and Canada.
2.Europe, Middle East and Africa (“EMEA”).

New Corteva
Notes to the Combined Financial Statements (continued)
Refer to Note 21 - Geographic Information, to the Combined Financial Statements, for further disaggregation of net sales by geographic area.

NOTE 5 - RESTRUCTURING AND ASSET RELATED CHARGES - NET

Corteva periodically assesses its business priorities and operational structure to maximize the customer experience and deliver on growth and earnings potential. New Corteva records charges attributable to it in association with these committed restructuring actions.

Crop Protection Operations Strategy Restructuring Program
In November 2023, management of Corteva approved a plan to further optimize its Crop Protection network of manufacturing and external partners (the “Crop Protection Operations Strategy Restructuring Program”). The plan includes the exit of New Corteva’s production activities at its site in Pittsburg, California, as well as ceasing operations in select manufacturing lines at other locations. In October 2024, management of Corteva amended the Crop Protection Operations Strategy Restructuring Program to include updates to its previous estimates and decommissioning and demolition costs associated with the ceasing of operations, primarily at the Pittsburg, California site. Furthermore, in June 2026, Corteva disclosed that its management recently committed to the next phase of the plan to include the intended cessation of New Corteva’s production activities at its site in Asturias, Spain. The intended cessation is subject to a consultation process with the applicable works council and union representatives at the facility. Management revisions were also made to previous estimates associated with the Company’s exit of its Pittsburg, California production activities.

New Corteva expects to record aggregate pre-tax restructuring and asset related charges of $720 million to $783 million, comprised of $75 million to $100 million of severance and related benefit costs, $345 million to $365 million of asset-related and impairment charges, and $300 million to $318 million of costs related to exiting the Company’s production activities and ceasing operations (inclusive of contract terminations and decommissioning and demolition costs). Decommissioning and demolition costs are expensed on an as-incurred basis. Reductions in workforce are subject to local regulatory requirements. Through the year ended December 31, 2025, the Company recorded net pre-tax restructuring and asset related charges of $583 million inception-to-date under the Crop Protection Operations Strategy Restructuring Program, consisting of $80 million of severance and related benefit costs, $334 million of asset-related and impairment charges, $70 million of decommissioning and demolition costs and $99 million of costs related to contract terminations. The pre-tax restructuring and asset related charges noted above include charges relating to spare parts write-offs recognized during the fourth quarter of 2023 which were included in cost of goods sold in the Company’s Combined Statements of Operations for the year ended December 31, 2023.

Cash payments related to these charges are anticipated to be $375 million to $418 million, which primarily relate to the payment of severance and related benefits, decommissioning and demolition costs and contract terminations. Through December 31, 2025, the Company paid $158 million associated with these charges. The restructuring actions associated with these charges are expected to be substantially complete by the end of 2028.

The following table is a summary of charges incurred related to the Crop Protection Operations Strategy Restructuring Program for the years ended December 31, 2025, 2024 and 2023:

	For the Year Ended December 31,
(In millions)	2025	2024	2023
Severance and related benefit costs [1]	$4	$76	$—
Asset related charges [2]	9	99	214
Decommissioning and demolition costs	60	10	—
Contract termination charges	66	30	3
Total restructuring and asset related charges - net [3]	$139	$215	$217
1.Reflects corporate related charges.
2.Asset-related charges includes impairment charges related to operating lease assets and property, plant and equipment.
3.This amount excludes charges relating to spare parts write-offs included in cost of goods sold for the year ended December 31, 2023, in the Company’s Combined Statements of Operations.

New Corteva
Notes to the Combined Financial Statements (continued)

The following table summarizes changes to liability balances related to the Crop Protection Operations Strategy Restructuring Program for the years ended December 31, 2024 and 2025, respectively:

(In millions)	Severance and Related Benefit Costs	Asset Related Charges [1]	Decommissioning and Demolition Costs	Contract Termination Charges	Total
Balance at December 31, 2023	$—	$—	$—	$—	$—
Charges to income from continuing operations	76	99	10	30	215
Payments	(19)	—	(10)	(30)	(59)
Asset write-offs	—	(99)	—	—	(99)
Balance at December 31, 2024	$57	$—	$—	$—	$57
Charges to income from continuing operations	4	9	60	66	139
Payments	(32)	—	(52)	(12)	(96)
Asset write-offs	—	(9)	—	—	(9)
Balance at December 31, 2025	$29	$—	$8	$54	$91
1.Asset-related charges includes impairment charges related to operating lease assets and property, plant and equipment.

2026 Restructuring Actions
In March 2026, management of Corteva approved a restructuring program designed to align the Company’s organizational structure and geographic footprint with the operational needs of each function as the Company prepares for the intended separation of its businesses (the “2026 Restructuring Actions”). The restructuring actions primarily consist of workforce reductions across commercial and functional support areas and are intended to right‑size the organization and support the future standalone operating models. The restructuring actions are expected to be substantially complete by December 2026.

The Company expects to incur aggregate pre‑tax restructuring and asset related charges of approximately $40 million to $50 million in connection with the 2026 Restructuring Actions, consisting solely of severance and related benefit costs. Reductions in workforce are subject to local regulatory requirements.

Cash payments related to the 2026 Restructuring Actions are expected to total approximately $40 million to $50 million.

NOTE 6 - SUPPLEMENTARY INFORMATION

Other Income (Expense) - Net	For the Year Ended December 31,
(In millions)	2025	2024	2023
Interest income	$85	$90	$196
Equity in earnings (losses) of affiliates - net	1	1	(2)
Net gain (loss) on sales of businesses and other assets	39	11	14
Net exchange gains (losses)	(76)	(170)	(299)
Non-operating pension and other post-employment benefit credits (costs) [1]	(12)	(137)	(112)
Miscellaneous income (expenses) - net [2]	92	(31)	(233)
Other income (expense) - net	$129	$(236)	$(436)
1.    Includes non-service related components of net periodic benefit credits (costs) (interest cost, expected return on plan assets, amortization of unrecognized gain (loss), amortization of prior service benefit, and settlement gain (loss)).
2. Includes losses from sale of receivables, tax indemnification adjustments related to changes in indemnification balances as a result of the application of the terms of the Tax Matters Agreement between Corteva and Dow and/or DuPont, and other items. The years ended December 31, 2025 and 2024 also include the receipt of insurance proceeds. The year ended December 31, 2024 also includes an indemnification payment negotiated with the prior Stoller owners. The years ended December 31, 2024 and 2023 also include estimated settlement reserves. The year ended December 31, 2023 also includes an Employee Retention Credit pursuant to the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act as enhanced by the Consolidated Appropriations Act (“CAA”) and American Rescue Plan Act (“ARPA”).

New Corteva
Notes to the Combined Financial Statements (continued)

The following table summarizes the impacts of New Corteva’s foreign currency hedging program on the Company’s results of operations. New Corteva routinely uses foreign currency exchange contracts to offset its net exposures, by currency, related to its foreign currency-denominated monetary assets and liabilities. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes on net monetary asset positions. The hedging program gains (losses) are largely taxable (tax deductible) in the United States, whereas the offsetting exchange gains (losses) on the remeasurement of the net monetary asset positions are often not taxable (tax deductible) in their local jurisdictions. The net pre-tax exchange gains (losses) are recorded in other income (expense) - net and the related tax impact is recorded in provision for (benefit from) income taxes on continuing operations in the Combined Statements of Operations.

	For the Year Ended December 31,
(In millions)	2025	2024	2023
Subsidiary Monetary Position Gain (Loss)
Pre-tax exchange gain (loss)	$(152)	$(83)	$(211)
Local tax (expenses) benefits	—	20	4
Net after-tax impact from subsidiary exchange gain (loss)	$(152)	$(63)	$(207)

Hedging Program Gain (Loss)
Pre-tax exchange gain (loss)	$76	$(87)	$(88)
Tax (expenses) benefits	(18)	(1)	44
Net after-tax impact from hedging program exchange gain (loss)	$58	$(88)	$(44)

Total Exchange Gain (Loss)
Pre-tax exchange gain (loss)	$(76)	$(170)	$(299)
Tax (expenses) benefits	(18)	19	48
Net after-tax exchange gain (loss)	$(94)	$(151)	$(251)

Cash, Cash Equivalents and Restricted Cash Equivalents
The following table provides a reconciliation of cash and cash equivalents and restricted cash equivalents presented in the Combined Balance Sheets to the total cash, cash equivalents and restricted cash equivalents presented in the Combined Statements of Cash Flows. New Corteva classifies restricted cash equivalents as current or noncurrent based on the nature of the restrictions, which are included in other current assets and other assets, respectively, in the Combined Balance Sheets.

(In millions)	December 31, 2025	December 31, 2024
Cash and cash equivalents	$3,685	$2,513
Restricted cash equivalents	204	316
Total cash, cash equivalents and restricted cash equivalents	$3,889	$2,829

Restricted cash equivalents primarily relates to a trust funded by the standalone EIDP, Inc. subsidiary for cash obligations under certain non-qualified benefit and deferred compensation plans due to the Merger, which was a change in control event, and contributions to escrow accounts established for the settlement of certain legal matters and the settlement of legacy PFAS matters and the associated qualified spend. During the second quarter of 2024, Corteva’s previously-restricted cash in the Water District Settlement Fund, which was established by Corteva, EIDP, Inc., DuPont and Chemours in September 2023 under the Nationwide Water District Settlement, was released. All of New Corteva’s restricted cash equivalents are classified as current as of December 31, 2025 and 2024, except for the $15 million MOU Escrow Account balance at December 31, 2024.

Accounts Payable
Accounts payable was $2,179 million and $1,973 million at December 31, 2025 and 2024, respectively. Accounts payable - trade and accrued discounts and rebates are components of accounts payable. Accounts payable - trade was $1,065 million and $893 million at December 31, 2025 and 2024, respectively. Accrued discounts and rebates was $1,042 million and $990 million at December 31, 2025 and 2024, respectively. No other components of accounts payable were more than five percent of total current liabilities.

New Corteva
Notes to the Combined Financial Statements (continued)
NOTE 7 - INCOME TAXES

Domestic and foreign components of income (loss) from continuing operations before income taxes and the provision for (benefit from) current and deferred tax expense (benefit) are shown below:

Geographic Allocation of Income (Loss) and Provision for (Benefit from) Income Taxes	For the Year Ended December 31,
(In millions)	2025	2024	2023
Income (loss) from continuing operations before income taxes
Domestic	$52	$(380)	$(1,015)
Foreign	836	570	1,135
Income (loss) from continuing operations before income taxes	$888	$190	$120
Current tax expense (benefit)
Federal	$1	$33	$15
State and local	(2)	4	1
Foreign	241	344	273
Total current tax expense (benefit)	$240	$381	$289
Deferred tax expense (benefit)
Federal	$(4)	$(82)	$(112)
State and local	5	(12)	(11)
Foreign	(22)	(16)	(55)
Total deferred tax expense (benefit)	$(21)	$(110)	$(178)
Provision for (benefit from) income taxes on continuing operations	219	271	111
Net income (loss) from continuing operations after taxes	$669	$(81)	$9

The table below provides the updated disclosure requirements of ASU 2023-09, which was adopted on a prospective basis for the year ended December 31, 2025. Refer to Note 3 - Recent Accounting Guidance, to the Combined Financial Statements, for a description of the relevant disclosure requirements.

New Corteva
Notes to the Combined Financial Statements (continued)
The effective income tax rate applicable to income (loss) from continuing operations before income taxes was different from the statutory U.S. federal income tax rate due to the factors listed in the following table:

Reconciliation to U.S. Statutory Rate	For the Year Ended December 31,
	2025
($ In millions)	$	%
U.S. Federal statutory tax rate	$186	21.0%
State and local income tax, net of federal (national) income tax effect [1]	3	0.3%
Foreign tax effects
Argentina
Statutory tax rate differential	(10)	(1.1)%
Changes in valuation allowances	9	1.0%
Other	6	0.7%
Brazil
Changes in valuation allowances [2]	36	4.1%
Other	(6)	(0.7)%
Netherlands	(10)	(1.1)%
Switzerland
Statutory tax rate differential	(90)	(10.1)%
Cantonal income tax, net	58	6.5%
Other	14	1.6%
Other foreign jurisdictions	32	3.6%
Effect of cross-border tax laws (net of related foreign tax credits)
Global Intangible Low-Taxed Income (GILTI)	71	8.0%
Other	(3)	(0.3)%
Tax credits
U.S. research and development credit	(16)	(1.8)%
Changes in valuation allowances [2]	64	7.2%
Changes in unrecognized tax benefits	(4)	(0.5)%
Other
Capital loss [2]	(78)	(8.8)%
Legal entity tax characterization [3]	(49)	(5.5)%
Other	6	0.6%
Effective tax rate	$219	24.7%
1.State taxes in California, Illinois, Iowa and Minnesota made up the majority (greater than 50%) of the tax effect in this category.
2.For the year ended December 31, 2025, a U.S. federal tax benefit of $(19) million, net of valuation allowance, was recorded to recognize a capital loss in a wholly owned foreign investment.
3.For the year ended December 31, 2025, a U.S. federal deferred tax benefit was recorded associated with a change in a legal entity’s U.S. tax characterization in the amount of $(49) million.

New Corteva
Notes to the Combined Financial Statements (continued)

As previously disclosed for the years ended December 31, 2024 and 2023, prior to the adoption of ASU 2023-09, the effective income tax rate differs from the statutory federal income tax rate as follows:

Reconciliation to U.S. Statutory Rate	For the Year Ended December 31,
	2024	2023
Statutory U.S. federal income tax rate	21.0%	21.0%
Effective tax rates on international operations - net [1]	65.0	80.4
Acquisitions, divestitures and ownership restructuring activities [2]	—	38.4
U.S. research and development credit	(11.3)	(18.8)
Exchange gains/losses [3]	10.9	(13.9)
State and local incomes taxes - net	(3.4)	(6.2)
Impact of Swiss tax changes [4]	—	(62.2)
Excess tax benefits/deficiencies from stock compensation	0.4	(2.8)
Tax settlements and expiration of statute of limitations	(13.8)	3.1
Impact of Brazil valuation allowance [5]	70.2	49.1
Repatriation of foreign earnings [6]	4.6	3.6
Other – net	(1.0)	0.8
Effective tax rate on income from continuing operations	142.6%	92.5%
1.    Includes the effects of local and U.S. taxes related to earnings of non-U.S. subsidiaries, changes in the amount of unrecognized tax benefits associated with these earnings, losses at non-U.S. subsidiaries without local tax benefits due to valuation allowances, and other permanent differences between tax and U.S. GAAP results.
2.     Includes net tax charge of $46 million for the year ended December 31, 2023, associated with intellectual property realignment.
3.    Principally reflects the impact of foreign exchange gains and losses on net monetary assets for which no corresponding tax impact is realized. Further information about New Corteva’s foreign currency hedging program is included in Note 6 - Supplementary Information, and Note 17 - Financial Instruments, to the Combined Financial Statements, within the section entitled “Foreign Currency Risk.”
4. Includes net tax benefits of $(50) million and $(24) million for the year ended December 31, 2023, related to changes in deferred taxes and a tax currency change, respectively.
5. For the years ended December 31, 2024 and December 31, 2023, charges of $133 million and $59 million, respectively, were recorded to establish a valuation allowance against the net deferred tax assets position of legal entities in Brazil.
6. Includes the effect of withholding tax on distribution of foreign earnings to the U.S., net of U.S. foreign tax credits.

Significant jurisdictions in which income taxes were paid (net of refunds received) are shown below:

Income Taxes Paid, Net	For the Year Ended December 31,
(In millions)	2025
U.S. Federal	$195
U.S. State of Minnesota	26
Other U.S. State and Local	4
Brazil	39
Switzerland, Federal	59
Switzerland, Geneva	46
Other Foreign	123
Total	$492

New Corteva
Notes to the Combined Financial Statements (continued)
Significant components of New Corteva’s net deferred tax asset (liability) were attributable to:

Deferred Tax Balances	December 31, 2025		December 31, 2024
(In millions)	Assets	Liabilities	Assets	Liabilities
Property	$—	$103	$—	$78
Operating loss and tax credit carryforwards [1]	561	—	380	—
Accrued employee benefits	616	—	577	—
Other accruals and reserves	271	—	237	—
Intangibles	—	122	—	136
Inventory	94	—	45	—
Research and development capitalization	161	—	202	—
Investments	14	—	30	—
Unrealized exchange gains/losses	—	1	—	55
Other – net	67	—	159	—
Subtotal	$1,784	$226	$1,630	$269
Valuation allowances [2]	(592)	—	(511)	—
Total	$1,192	$226	$1,119	$269
Net deferred tax asset (liability)	$966		$850
1.    Primarily related to tax loss and credit carryforwards from operations in the United States, Argentina, Brazil, Switzerland, and Spain.
2.    During the year ended December 31, 2024, New Corteva established a valuation allowance recorded against the net deferred tax asset position of a legal entity in Brazil in the amount of $133 million.

Details of New Corteva’s operating loss and tax credit carryforwards are shown in the following table:

Operating Loss and Tax Credit Carryforwards	Deferred Tax Asset
(In millions)	December 31, 2025	December 31, 2024
Operating loss carryforwards
Expire within 5 years	$195	$80
Expire after 5 years or indefinite expiration	260	219
Total operating loss carryforwards	$455	$299
Tax credit carryforwards
Expire within 5 years	$3	$5
Expire after 5 years or indefinite expiration	103	76
Total tax credit carryforwards	$106	$81
Total operating loss and tax credit carryforwards	$561	$380

New Corteva
Notes to the Combined Financial Statements (continued)
A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

Total Gross Unrecognized Tax Benefits	For the Year Ended December 31,
(In millions)	2025	2024	2023
Total unrecognized tax benefits as of beginning of period	$173	$286	$257
Decreases related to positions taken on items from prior years	(11)	(4)	(7)
Increases related to positions taken on items from prior years	32	19	29
Increases related to positions taken in the current year	3	3	10
Settlement of uncertain tax positions with tax authorities	(15)	(126)	(2)
Decreases due to expiration of statutes of limitations	(5)	(5)	(2)
Exchange (gain) loss	—	—	1
Total unrecognized tax benefits as of end of period	$177	$173	$286
Total unrecognized tax benefits that, if recognized, would impact the effective tax rate	$99	$97	$84
Total amount of interest and penalties (benefits) recognized in provision for (benefit from) income taxes on continuing operations	$(10)	$(13)	$(9)
Total accrual (receivable) for interest and penalties associated with unrecognized tax benefits at end of period	$(30)	$(25)	$(7)

Each year, New Corteva files hundreds of tax returns in the various national, state and local income taxing jurisdictions in which it operates. These tax returns are subject to examination and possible challenge by the tax authorities. Positions challenged by the tax authorities may be settled or appealed by the Company. As a result, there is an uncertainty in income taxes recognized in New Corteva’s financial statements in accordance with accounting for income taxes and accounting for uncertainty in income taxes.

Tax years that remain subject to examination for New Corteva’s major tax jurisdictions are shown below:

Tax Years Subject to Examination by Major Tax Jurisdiction at December 31, 2025	Earliest Open Year
Jurisdiction
Argentina	2018
Brazil	2018
Spain	2020
Switzerland	2020
United States:
Federal income tax	2012
State and local income tax	2012

Distributions of profits from non-U.S. subsidiaries are subject to certain taxes upon repatriation, primarily where foreign withholding taxes apply; these taxes are partially offset by U.S. foreign tax credits. New Corteva is asserting indefinite reinvestment related to certain investments in foreign subsidiaries. Determination of the amount of unrecognized deferred tax liability related to indefinitely reinvested profits is not feasible primarily due to New Corteva’s legal entity structure and the complexity of U.S. and local tax laws.

For periods between the Merger on August 31, 2017, and the Corteva Distribution, Corteva and its subsidiaries were included in DowDuPont’s consolidated federal income tax group and consolidated tax return. Generally, the consolidated tax liability of the DowDuPont U.S. tax group for each year was apportioned among the members of the consolidated group based on each member’s separate taxable income. Corteva, DuPont and Dow intend that, to the extent federal and/or state corporate income tax liabilities are reduced through the utilization of tax attributes of the other, settlement of any receivable and payable generated from the use of the other party’s sub-group attributes will be in accordance with a tax sharing agreement and/or Tax Matters Agreement. Refer to Note 14 - Commitments and Contingent Liabilities, to the Combined Financial Statements, for further information related to indemnifications between Corteva, DuPont and Dow.

New Corteva
Notes to the Combined Financial Statements (continued)
On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law, enacting changes in a wide array of policy areas, including federal tax law. The impacts of OBBBA are included in the financial statements for the year ended December 31, 2025, including the reinstatement of expensing of domestic research and development expenditures

In December 2021, the Organization for Economic Cooperation and Development (“OECD”) released the Pillar Two Model rules (also referred to as the global minimum tax or Global Anti-Base Erosion “GloBE” rules), which were designed to ensure multinational enterprises pay a certain level of tax within every jurisdiction in which they operate. Several jurisdictions in which we operate have enacted these rules. For the year ended December 31, 2025, there is no material tax charge associated with these rules. New Corteva will continue to monitor and evaluate legislative developments.

NOTE 8 - ACCOUNTS AND NOTES RECEIVABLE - NET

(In millions)	December 31, 2025	December 31, 2024
Accounts receivable – trade [1]	$3,618	$3,195
Notes receivable – trade [1,2]	49	39
Other [3]	827	537
Total accounts and notes receivable - net	$4,494	$3,771
1.Accounts and notes receivable – trade are net of allowances of $94 million and $66 million at December 31, 2025 and 2024, respectively.
2.Notes receivable – trade primarily consists of receivables for deferred payment loan programs for the sale of crop protection products to customers. These loans have terms of one year or less and are primarily concentrated in North America. The Company maintains a rigid pre-approval process for extending credit to customers in order to manage overall risk and exposure associated with credit losses. As of December 31, 2025 and 2024, there were no significant impairments related to current loan agreements.
3.Other includes receivables in relation to indemnification assets, royalties, value added tax, general sales tax and other taxes. No individual group represents more than five percent of total current assets. In addition, Other includes amounts due from nonconsolidated affiliates of $54 million and $58 million as of December 31, 2025 and 2024, respectively.

Accounts and notes receivable are carried at the expected amount to be collected, which approximates fair value. New Corteva establishes the allowance for doubtful receivables using a loss-rate method in which the loss rate is developed using past events, historical experience, current conditions and forecasts that affect the collectability of the financial assets.

The following table summarizes changes in the allowance for doubtful receivables for the years ended December 31, 2024 and 2025, respectively:

(In millions)
Balance at December 31, 2023	$88
Net provision for credit losses	14
Other - net of write-offs charged against allowance	(36)
Balance at December 31, 2024	$66
Net provision for credit losses	40
Other - net of write-offs charged against allowance	(12)
Balance at December 31, 2025	$94

New Corteva enters into various factoring agreements with third-party financial institutions to sell its trade receivables under both recourse and non-recourse agreements in exchange for cash proceeds. These financing arrangements result in a transfer of New Corteva’s receivables and risks to the third-party. As these transfers qualify as true sales under the applicable accounting guidance, the receivables are derecognized from the Combined Balance Sheets upon transfer, and New Corteva receives a payment for the receivables from the third-party within a mutually agreed-upon time period. For arrangements involving an element of recourse, which is typically provided through a guarantee of accounts in the event of customer default, the guarantee obligation is measured using market data from similar transactions and reported as a current liability in the Combined Balance Sheets.

Net proceeds from the sale of trade receivables sold under these agreements were $104 million, $66 million, and $43 million for the years ended December 31, 2025, 2024 and 2023, respectively, inclusive of an immaterial loss on sale. Net proceeds received were included in cash provided by (used for) operating activities, in the Combined Statements of Cash Flows. The trade receivables sold that remained outstanding under these agreements which include an element of recourse as of December 31, 2025 and 2024 were not material. Refer to Note 14 - Commitments and Contingent Liabilities, to the Combined Financial Statements, for additional information on the Company’s guarantees.

New Corteva
Notes to the Combined Financial Statements (continued)

NOTE 9 - INVENTORIES

(In millions)	December 31, 2025	December 31, 2024
Finished products	$1,077	$823
Semi-finished products	1,131	1,221
Raw materials and supplies	285	290
Total inventories	$2,493	$2,334

NOTE 10 - PROPERTY, PLANT AND EQUIPMENT

(In millions)	December 31, 2025	December 31, 2024
Land and land improvements	$161	$152
Buildings	808	735
Machinery and equipment	3,959	3,897
Construction in progress	160	231
Total property, plant and equipment	$5,088	$5,015
Accumulated depreciation	(3,329)	(3,259)
Total property, plant and equipment - net	$1,759	$1,756

Buildings, machinery and equipment and land improvements are depreciated over useful lives on a straight-line basis ranging from 2 to 25 years. Capitalizable costs associated with computer software for internal use are amortized on a straight-line basis over 2 to 7 years.

	For the Year Ended December 31,
(In millions)	2025	2024	2023
Depreciation expense	$267	$264	$260

NOTE 11 - GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill
The following table summarizes changes in the carrying amount of goodwill for the years ended December 31, 2024 and 2025, respectively:

(In millions)
Balance at December 31, 2023	$5,183
Currency translation adjustment	(138)
Other goodwill adjustments [1]	38
Balance at December 31, 2024	5,083
Currency translation adjustment	70
Balance at December 31, 2025	$5,153
1.Includes measurement period adjustments related to the acquisitions of Stoller Group, Inc. (“Stoller”) and Quorum Vital Investment, S.L. and its affiliates (“Symborg”) on March 1, 2023, which were not material.

New Corteva tests goodwill and other indefinite-lived intangible assets for impairment annually (during the fourth quarter), or more frequently when events or changes in circumstances indicate it is more likely than not that the fair value of its reporting unit has declined below its carrying value. Goodwill is evaluated for impairment using qualitative and/or quantitative testing procedures. New Corteva performs goodwill impairment testing at the reporting unit level, which is defined as the operating segment or one level below the operating segment. One level below the operating segment, or component, is a business in which discrete financial information is available and regularly reviewed by segment management. New Corteva aggregates components into its single reporting unit based on economic similarities.

New Corteva
Notes to the Combined Financial Statements (continued)
New Corteva performed annual qualitative testing on its reporting unit for the years ended December 31, 2025 and 2024, in which it was concluded more likely than not that the fair value of the reporting unit exceeded its carrying value in each year and, therefore, a quantitative test was not performed. No goodwill impairments existed in either year.

As of December 31, 2025, accumulated impairment losses on goodwill were $2,003 million.

Other Intangible Assets
The gross carrying amounts and accumulated amortization of other intangible assets by major class are as follows:

	December 31, 2025			December 31, 2024
(In millions)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization (finite-lived):
Customer-related	$734	$(296)	$438	$684	$(221)	$463
Developed technology	853	(429)	424	857	(363)	494
Trademarks/trade names	188	(74)	114	188	(63)	125
Other [1]	225	(170)	55	237	(167)	70
Total other intangible assets with finite lives	$2,000	$(969)	$1,031	$1,966	$(814)	$1,152

Intangible assets not subject to amortization (indefinite-lived):
In-process research and development	5	—	5	5	—	5
Total other intangible assets with indefinite lives	5	—	5	5	—	5
Total other intangible assets	$2,005	$(969)	$1,036	$1,971	$(814)	$1,157
1.Primarily consists of sales and farmer networks, marketing and manufacturing alliances and non-competition agreements.

The aggregate pre-tax amortization expense from continuing operations for finite-lived intangible assets was $155 million, $160 million, and $145 million for the years ended December 31, 2025, 2024 and 2023, respectively.

Total estimated amortization expense for the next five fiscal years is as follows:

(In millions)
2026	$156
2027	149
2028	128
2029	104
2030	94

NOTE 12 - LEASES

New Corteva has operating leases for real estate, transportation, certain machinery and equipment, and information technology assets. The Company’s leases have remaining lease terms of approximately 1 to 37 years. For purposes of calculating operating lease liabilities, lease terms may be deemed to include options to extend the lease when it is reasonably certain that the Company will exercise that option. Some leasing arrangements require variable payments that are dependent on usage, output, or may vary for other reasons, such as insurance and tax payments. The variable lease payments are not presented as part of the initial ROU asset or lease liability.

Certain of New Corteva’s leases include residual value guarantees. These residual value guarantees are based on a percentage of the lessor’s asset acquisition price and the amount of such guarantee generally declines over the course of the lease term. The portion of residual value guarantees that are probable of payment are included in the related lease liability. At December 31, 2025, New Corteva has future maximum payments for residual value guarantees in operating leases of $127 million with final expirations through 2034. The Company’s lease agreements do not contain any material restrictive covenants.

New Corteva
Notes to the Combined Financial Statements (continued)
The components of lease cost for the years ended December 31, 2025, 2024 and 2023 are as follows:

	For the Year Ended December 31,
(In millions)	2025	2024	2023
Operating lease cost	$55	$55	$51
Short-term lease cost	7	6	5
Variable lease cost	2	1	2
Total lease cost	$64	$62	$58

Supplemental cash flow information related to leases for the years ended December 31, 2025, 2024 and 2023 is as follows:

	For the Year Ended December 31,
(In millions)	2025	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	$56	$55	$48

New leases into which the Company entered during the years ended December 31, 2025 and 2024 were not material, on an individual basis.

Supplemental balance sheet information related to leases is as follows:

(In millions)	December 31, 2025	December 31, 2024
Operating Leases
Operating lease right-of-use assets [1]	$114	$123
Operating lease liabilities:
Current operating lease liabilities [2]	37	52
Noncurrent operating lease liabilities [3]	81	128
Total operating lease liabilities	$118	$180
1.Included in other assets in the Combined Balance Sheets.
2. Included in accrued and other current liabilities in the Combined Balance Sheets.
3. Included in other noncurrent obligations in the Combined Balance Sheets.

The Company utilizes the incremental borrowing rate in determining the present value of lease payments unless the implicit rate is readily determinable.

Lease Term and Discount Rate	December 31, 2025	December 31, 2024
Weighted-average remaining lease term (years)
Operating leases	8.22	8.03
Weighted average discount rate
Operating leases	3.77%	3.51%

New Corteva
Notes to the Combined Financial Statements (continued)
Maturities of lease liabilities are as follows:

Maturity of Lease Liabilities at December 31, 2025	Operating Leases
(In millions)
2026	$45
2027	31
2028	19
2029	10
2030	6
2031 and thereafter	40
Total lease payments	$151
Less: Interest	33
Present value of lease liabilities	$118

NOTE 13 - SHORT-TERM BORROWINGS, LONG-TERM DEBT AND AVAILABLE CREDIT FACILITIES

The following tables summarize New Corteva’s short-term borrowings and long-term debt:

Short-Term Borrowings
(In millions)	December 31, 2025	December 31, 2024
Other loans - various currencies	$—	$235
Long-term debt payable within one year	782	500
Total short-term borrowings	$782	$735

The weighted average interest rates on total short-term borrowings are 6.41 percent and 2.79 percent at December 31, 2025 and 2024, respectively.

Long-Term Debt
	December 31, 2025		December 31, 2024
(In millions)	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Promissory notes and debentures:
Maturing in July 2025	$—		$500	1.70%
Maturing in May 2026	600	4.50%	600	4.50%
Maturing in July 2030	500	2.30%	500	2.30%
Maturing in May 2032	500	5.125%	—
Maturing in May 2033	600	4.80%	600	4.80%
Other loans:
Foreign currency loans, various rates and maturities	182	12.70%	161	12.70%
Medium-term notes, varying maturities through 2041	102	3.76%	104	4.41%
Less: Unamortized debt discount and issuance costs	16		12
Less: Long-term debt due within one year	782		500
Total long-term debt	$1,686		$1,953

Principal payments of long-term debt are $782 million and $500 million for debt maturing in 2026 and 2030, respectively. There is no debt maturing in 2027, 2028 or 2029.

The estimated fair value of New Corteva’s short-term and long-term borrowings, including interest rate financial instruments was determined using Level 2 inputs within the fair value hierarchy, as described in Note 2 - Summary of Significant Accounting Policies. Based on quoted market prices for the same or similar issues, or on current rates offered to the Company for debt of the same remaining maturities, the fair value of the Company’s short-term borrowings approximates carrying value.

New Corteva
Notes to the Combined Financial Statements (continued)
The fair value of New Corteva’s long-term borrowings, including long-term debt due within one year, was $2,462 million and $2,366 million at December 31, 2025 and 2024, respectively.

Debt Offerings
In September 2026, New Corteva issued $700 million of 6.000 percent Senior Notes due in August 2036 (the “September 2026 Debt Offering”). The proceeds of this offering are intended to be used for general corporate purposes, including the repayment of commercial paper borrowings.

In May 2025, New Corteva issued $500 million of 5.125 percent Senior Notes due in May 2032 (the “May 2025 Debt Offering”). The proceeds were used to repay the $500 million senior notes that matured in July 2025.

In May 2023, New Corteva issued $600 million of 4.5 percent Senior Notes due in 2026 and $600 million of 4.8 percent Senior Notes due in 2033 (the “May 2023 Debt Offering”). The proceeds of this offering are intended to be used for general corporate purposes, which may include funding of working capital, capital expenditures and share repurchases.

Foreign Currency Loans
New Corteva enters into short-term and long-term foreign currency loans from time-to-time by accessing uncommitted revolving credit lines to fund working capital needs of foreign subsidiaries in the normal course of business (“Foreign Currency Loans”). Interest rates are variable and determined at the time of borrowing. Total unused bank credit lines on the Foreign Currency Loans at December 31, 2025 was approximately $84 million. During the first quarter of 2026, the Company’s long-term foreign currency loans were amended to extend the maturity date from March 2026 to May 2026, which resulted in a corresponding change in the interest rate. The loans were repaid at the maturity date.

Available Committed Credit Facilities
The following table summarizes New Corteva’s credit facilities:

Committed and Available Credit Facilities at December 31, 2025
(In millions)	Effective Date	Committed Credit	Credit Available	Maturity Date	Interest
Revolving Credit Facility	June 2024	$2,850	$2,850	June 2029	Floating Rate
Revolving Credit Facility	June 2024	1,900	1,900	June 2027	Floating Rate
364-Day Revolving Credit Facility	February 2025	750	750	February 2026	Floating Rate
Total committed and available credit facilities		$5,500	$5,500

Revolving Credit Facilities
In May 2022, New Corteva entered into a $3 billion, five-year revolving credit facility and a $2 billion, three-year revolving credit facility (the “Revolving Credit Facilities”) expiring in May 2027 and May 2025, respectively. In June 2024, the Revolving Credit Facilities were refinanced for purposes of extending the maturity dates for the five-year and three-year revolving credit facilities to June 2029 and June 2027, respectively, and lowering the facility amount of the five-year revolving credit facility to $2.85 billion and the three-year revolving credit facility to $1.9 billion. In August 2026, the five-year revolving credit facility was refinanced at $2.85 billion for purposes of extending the maturity date to August 2031 and decreasing the facility amount to $2.0 billion upon consummation of the Separation on October 1, 2026. Borrowings under the revolving credit facilities have an interest rate equal to Term SOFR plus the applicable margin. In addition, the three-year revolving credit facility was terminated upon consummation of the Separation. The Revolving Credit Facilities may serve as a substitute to the Company’s commercial paper program, and can be used from time to time for general corporate purposes including, but not limited to, the funding of seasonal working capital needs. The Revolving Credit Facilities contain customary representations and warranties, affirmative and negative covenants and events of default that are typical for companies with similar credit ratings. Additionally, the Revolving Credit Facilities contain a financial covenant requiring that the ratio of total indebtedness to total capitalization for Corteva and its consolidated subsidiaries not exceed 0.60. At December 31, 2025, Corteva was in compliance with these covenants.

364-Day Revolving Credit Facility
In January 2023, New Corteva amended and restated its May 2022 364-day revolving credit agreement (the “364-Day Revolving Credit Facility”) increasing the facility amount to $1 billion and extending the expiration date to January 2024. Borrowings under the 364-Day Revolving Credit Facility have an interest rate equal to Adjusted Term SOFR, which is Term SOFR plus 0.10 percent, plus the applicable margin. In February 2023, New Corteva drew down $1 billion under the 364-Day Revolving Credit Facility, which was used for general corporate purposes, including funding seasonal working capital needs,

New Corteva
Notes to the Combined Financial Statements (continued)
capital spending, dividend payments, share repurchases and to partially fund the Stoller and Symborg acquisitions. In May 2023, New Corteva repaid the $1 billion loan using the proceeds from the May 2023 Debt Offering and subsequently, in July 2023, reduced the available credit from $1 billion to $500 million. In February 2024, New Corteva amended and restated the 364-Day Revolving Credit Facility, increasing the facility amount to $1 billion and extending the expiration date to February 2025. In February 2025, New Corteva amended and restated the 364-Day Revolving Credit Facility, decreasing the facility amount from $1 billion to $750 million and extending the expiration date to February 2026. In February 2026, New Corteva amended and restated the 364-Day Revolving Credit Facility, increasing the facility amount from $750 million to $1.25 billion, extending the expiration date to February 2027 and amending the interest rate to Term SOFR plus the applicable margin. In May 2026, the Company drew down $600 million under the 364-Day Revolving Credit Facility to repay the $600 million senior notes that matured in May 2026. On October 1, 2026, borrowings outstanding under the 364-Day Revolving Credit Facility were repaid, and the facility was terminated. The 364-Day Revolving Credit Facility included a provision under which New Corteva may convert any advances outstanding prior to the maturity date into term loans having a maturity date up to one year later. The 364-Day Revolving Credit Facility contained customary representations and warranties, affirmative and negative covenants and events of default that are typical for companies with similar credit ratings. Additionally, the 364-Day Revolving Credit Facility contained a financial covenant requiring that the ratio of total indebtedness to total capitalization for Corteva and its consolidated subsidiaries not exceed 0.60. At December 31, 2025, Corteva was in compliance with these covenants.

Delayed Draw Term Loan
In August 2026, the Company entered into a $1 billion delayed draw term facility (the “Delayed Draw Term Facility”). The maturity date of the Delayed Draw Term Facility is approximately one year from its closing date. Borrowings under the Delayed Draw Term Facility have an interest rate equal to Term SOFR plus the applicable margin. The Delayed Draw Term Loan was intended to serve as a backstop to the New Corteva Senior Notes. The commitments under the Delayed Draw Term Facility were automatically and permanently reduced, on a dollar-for-dollar basis, by an amount equal to the aggregate principal amount of New Corteva Senior Notes issued in the September 2026 Debt Offering. The balance of the capacity was voluntarily and permanently reduced on September 30, 2026. The Delayed Draw Term Facility is subject to mandatory prepayment (and, prior to funding, automatic and permanent commitment reduction) requirements from the net cash proceeds of debt and equity issuances by New Corteva. New Corteva is permitted to voluntarily prepay delayed draw term loans, and to voluntarily reduce undrawn commitments, without a penalty. The Delayed Draw Term Loan Credit Agreement contains covenants and events of default substantially similar in scope and terms to those described above for the Revolving Credit Agreements.

Uncommitted Credit Facilities and Outstanding Letters of Credit
Unused bank credit lines on uncommitted credit facilities were $283 million at December 31, 2025. These lines are available to support short-term liquidity needs and general corporate purposes, including letters of credit. Outstanding letters of credit were $216 million at December 31, 2025. These letters of credit support commitments made in the ordinary course of business.

August 2026 Exchange Offers and Consent Solicitations
On August 6, 2026, Vylor commenced private offers to exchange any and all of the outstanding $500 million principal amount of 2.300% Senior Notes due 2030 (the “EIDP 2030 Notes”), the $500 million principal amount of 5.125% Senior Notes due 2032 (the “EIDP 2032 Notes”), and the $600 million principal amount of 4.800% Senior Notes due 2033 (the “EIDP 2033 Notes”), in each case, issued by EIDP, Inc. (collectively, the “EIDP Notes”), to the extent held by eligible holders (“Eligible Noteholders”), for a corresponding series of notes to be newly issued by Vylor (collectively, the “Vylor Notes”), having the same interest payment dates, maturity date and interest rate as the respective EIDP Notes (with respect to each series, an “Exchange Offer” and together, the “Exchange Offers”). Concurrently with the Exchange Offers, with respect to each series of EIDP Notes, Vylor solicited the consents of Eligible Noteholders, on behalf of EIDP, to amend the indentures governing the EIDP Notes (together, the “Consent Solicitations”) to eliminate substantially all of the restrictive covenants and events of default (other than payment and bankruptcy related events of default) therefrom.

On October 1, 2026, Vylor settled the Exchange Offers and obtained the corresponding Consent Solicitations. Under the Exchange Offers, $1.439 billion aggregate principal amount of EIDP Notes, comprising $435 million aggregate principal amount of the EIDP 2030 Notes, $476 million aggregate principal amount of the EIDP 2032 Notes and $528 million aggregate principal amount of the EIDP 2033 Notes were exchanged and are no longer debt obligations of New Corteva.

The Exchange Offers and Consent Solicitations were made upon the terms and conditions set forth in an exchange offer memorandum and consent solicitation statement, dated August 6, 2026 (the “Offering Memorandum”). The Vylor Notes are subject to covenants and events of default that are typical for companies with similar credit ratings, and which are described in the Offering Memorandum.

New Corteva
Notes to the Combined Financial Statements (continued)
NOTE 14 - COMMITMENTS AND CONTINGENT LIABILITIES

Guarantees
Indemnifications
In connection with acquisitions and divestitures, New Corteva has indemnified respective parties against certain liabilities that may arise in connection with these transactions and business activities prior to the completion of the transactions. The term of these indemnifications, which typically pertain to environmental, tax and product liabilities, is generally indefinite. In addition, Corteva indemnifies its duly elected or appointed directors and officers to the fullest extent permitted by Delaware law, against liabilities incurred as a result of their activities for New Corteva, such as adverse judgments relating to litigation matters. If the indemnified party were to incur a liability or have a liability increase as a result of a successful claim, pursuant to the terms of the indemnification, New Corteva would be required to reimburse the indemnified party. The maximum amount of potential future payments is generally unlimited. For additional information relating to the indemnification obligations under the Chemours Separation Agreement and the Corteva Separation Agreement, refer to their respective sections entitled “Chemours Separation Agreement (Performance Chemicals)” and “Corteva Separation Agreement” in Note 14 - Commitments and Contingent Liabilities, to the Combined Financial Statements.

Obligations for Supplier Finance Programs
New Corteva enters into supplier finance programs with various finance providers in which New Corteva agrees to pay these finance providers the stated amount of confirmed invoices from participating suppliers by the original maturity date. New Corteva or the finance provider may terminate the agreement upon providing, in most cases, at least thirty days’ written notice. The payment terms that the Company has with its finance providers under supplier finance programs are less than one year. At December 31, 2025 and 2024, the outstanding obligations under supplier finance programs was approximately $68 million and $37 million, respectively, and included within accounts payable in the Combined Balance Sheets.

The rollforward of New Corteva’s outstanding obligations confirmed as valid under its supplier finance programs for the years ended December 31, 2024 and 2025 is as follows:

(In millions)
Confirmed obligations outstanding at December 31, 2023	$71
Invoices confirmed during the year	395
Confirmed invoices paid during the year	(429)
Confirmed obligations outstanding at December 31, 2024	$37
Invoices confirmed during the year	481
Confirmed invoices paid during the year	(450)
Confirmed obligations outstanding at December 31, 2025	$68

Obligations for Customers and Other Third Parties
New Corteva has directly guaranteed various debt obligations under agreements with third parties related to customers and other third parties. At December 31, 2025 and 2024, New Corteva had directly guaranteed $61 million and $60 million, respectively, of such obligations. These amounts represent the maximum potential amount of future (undiscounted) payments that the Company could be required to make under the guarantees in the event of default by the guaranteed party.

The maximum future payments also include agreements with lenders to establish programs that provide financing for select customers. The terms of the guarantees are equivalent to the terms of the customer loans that are primarily made to finance customer invoices. The total amounts owed from customers to the lenders, which have an element of recourse to New Corteva, relating to these agreements was $234 million and $223 million at December 31, 2025 and 2024, respectively.

New Corteva assesses the payment/performance risk by assigning default rates based on the duration of the guarantees. These default rates are assigned based on the external credit rating of the counterparty or through internal credit analysis and historical default history for counterparties that do not have published credit ratings. For counterparties without an external rating or available credit history, a cumulative average default rate is used.

Indemnifications under Separation Agreements
The standalone Corteva, Inc. subsidiary has entered into various agreements where it is indemnified for certain liabilities. The term of this indemnification is generally indefinite, with exceptions, and includes defense costs and expenses, as well as

New Corteva
Notes to the Combined Financial Statements (continued)
monetary and non-monetary settlements and judgments. In connection with the recognition of liabilities related to these matters, the standalone Corteva, Inc. subsidiary records an indemnification asset when recovery is deemed probable.

Chemours Separation Agreement (Performance Chemicals)
Pursuant to the Chemours Separation Agreement resulting from the 2015 spin-off of the Performance Chemicals segment from Historical DuPont, Chemours indemnifies the Company against certain litigation, environmental, workers’ compensation and other liabilities that arose prior to the distribution.

In 2017, the Chemours Separation Agreement was amended to provide for a limited sharing of potential future liabilities related to alleged historical releases of perfluorooctanoic acids and its ammonium salts (“PFOA”) for a five-year period that began on July 6, 2017. Additionally, in January 2021, a binding memorandum of understanding as described below replaced the potential future liability sharing arrangements established in the 2017 amendment to the Chemours Separation Agreement. At December 31, 2025 and 2024, the indemnification assets from Chemours were $138 million and $43 million, respectively, within accounts and notes receivable - net and $470 million and $280 million, respectively, within other assets in the Combined Balance Sheets. These indemnification assets are regularly assessed for collectability and Corteva has concluded that these assets are recoverable. The liabilities subject to Chemours indemnification are considered stray liabilities under the Corteva Separation Agreement. Therefore, if Chemours fails to indemnify the Company, these stray liabilities are subject to proportionate cost sharing between Corteva and DuPont, on a 29 percent and 71 percent basis, respectively, as further described in this note below.

On May 13, 2019, Chemours filed suit in the Delaware Court of Chancery against DuPont, EIDP, and Corteva, seeking, among other things, to limit its responsibility for the litigation and environmental liabilities allocated to and assumed by Chemours under the Chemours Separation Agreement (the “Delaware Litigation”). On March 30, 2020, the Court of Chancery granted a motion to dismiss. On December 15, 2020, the Delaware Supreme Court affirmed the judgment of the Court of Chancery. Meanwhile, a confidential arbitration process regarding the same and other claims proceeded (the “Arbitration”).

On January 22, 2021, Chemours, DuPont, Corteva and EIDP entered into a binding memorandum of understanding resolving legal disputes originating from the Delaware Litigation and Arbitration, and establishing a cost sharing arrangement and escrow account supporting and managing potential future legacy per- and polyfluoroalkyl substances (“PFAS”) liabilities arising out of pre-July 1, 2015 conduct (the “MOU”). The MOU replaced a prior 2017 amendment to the Chemours Separation Agreement. According to the terms of the MOU, Corteva and DuPont together, on one hand, and Chemours, on the other hand, agreed to a 50-50 split of certain qualified expenses related to PFAS liabilities incurred over a term not to exceed 20 years or $4 billion of qualified spend and escrow account contributions (refer below for discussion of the escrow account) in the aggregate. DuPont’s and Corteva’s 50 percent share under the MOU will be limited to $2 billion, including qualified expenses and escrow account contributions. These expenses and escrow account contributions will be subject to the existing Letter Agreement, under which DuPont and Corteva will each bear 50 percent of the first $300 million (up to $150 million each), and thereafter DuPont bears 71 percent and Corteva bears the remaining 29 percent.

In order to support and manage any potential future PFAS liabilities, the parties also agreed to establish an escrow account (“MOU Escrow Account”). The MOU provides that (1) no later than each of September 30, 2021 and September 30, 2022, Chemours shall deposit $100 million into an escrow account and DuPont and Corteva shall together deposit $100 million in the aggregate into an escrow account and (2) no later than September 30 of each subsequent year through and including 2028, Chemours shall deposit $50 million into an escrow account and DuPont and Corteva shall together deposit $50 million in the aggregate into an escrow account. Subject to the terms and conditions set forth in the MOU, each party may be permitted to defer funding in any year (excluding 2021). Over this period, Chemours will deposit a total of $500 million in the account and DuPont and Corteva will deposit an additional $500 million pursuant to the terms of the Letter Agreement. Additionally, if on December 31, 2028, the balance of the escrow account (including interest) is less than $700 million, Chemours will make 50 percent of the deposits and DuPont and Corteva together will make 50 percent of the deposits necessary to restore the balance of the escrow account to $700 million, pursuant to the terms of the Letter Agreement. Such payments will be made in a series of consecutive annual equal installments commencing on September 30, 2029, pursuant to the escrow account replenishment terms as set forth in the MOU. The MOU provides that no withdrawals from the MOU Escrow Account can be made before year six, except to fund mutually agreed upon third-party settlements in excess of $125 million. Starting with year six, withdrawals can only be made to fund qualified spend if the parties’ aggregate qualified spend in that particular year is greater than $200 million. Beginning with year 11, the amounts in the MOU Escrow Account can be used to fund any qualified spend.

In September 2026, in conjunction with the North Carolina settlement discussed below under “Other PFOA Matters,” Chemours, DuPont and Corteva reached the following understandings relating to the MOU. For purposes of calculating the amount of qualified spend applied against the MOU’s $4 billion aggregate qualified spend cap, the parties have agreed to use a net present value methodology for potential future settlements with multi-year payments whereby settlement payments are

New Corteva
Notes to the Combined Financial Statements (continued)
spread equally over a twenty-five-year period from the date the settlement becomes final (rather than the actual timing of the payments) and using an 8% discount rate. In addition, since the aggregate payments to be made in connection with the New Jersey and North Carolina settlements will qualify for withdrawal from the MOU Escrow Account and exceed the parties’ future escrow contribution obligations, all future contributions required by the parties to the MOU Escrow Account will be considered satisfied by the parties’ New Jersey and North Carolina settlement payments.

In April 2024, Corteva, EIDP, DuPont, and Chemours received a final judgment resolving all drinking water claims related to PFAS of a defined class of U.S. public water systems that serve the vast majority of the United States population (the “Nationwide Water District Settlement”). In connection with the Nationwide Water District Settlement, the MOU was supplemented to waive funding due to the MOU Escrow Account by Chemours, DuPont and Corteva for 2023 provided that each party fully funds its portion of the Nationwide Water District Settlement and said settlement is consummated. The funding obligation to the MOU Escrow Account with respect to 2024 and due September 30, 2024 was to be waived if (i) between October 1, 2023 and September 30, 2024, the parties had entered into settlement agreements resolving liabilities under the MOU that in the aggregate exceed $100 million; (ii) each company had fully funded its respective share, in accordance with the MOU, of such settlements; and (iii) such settlements were consummated. No such waiver was triggered for the 2024 escrow funding obligation due September 30, 2024 and, therefore, the Company made its required contribution.

Corteva made its annual installment deposits due to the MOU Escrow Account through December 31, 2025. The MOU escrow account contains $105 million as of December 31, 2025, representing the aggregate contributions from Chemours, DuPont and Corteva, less withdrawals to fund related settlements.

After the term of this arrangement, Chemours’ indemnification obligations under the original 2015 Chemours Separation Agreement, would continue unchanged, subject in each case to certain exceptions set out in the MOU. Under the MOU, Chemours waived specified claims regarding the construct of its 2015 spin-off transaction, and the parties dismissed the pending arbitration regarding those claims. Additionally, the parties have agreed to resolve the Ohio MDL PFOA personal injury litigation (as discussed below). The parties are expected to cooperate in good faith to enter into additional agreements reflecting the terms set forth in the MOU.

The Chemours Separation Agreement obligates Chemours to defend and indemnify EIDP in legacy asbestos cases. As of December 31, 2025, there were approximately 900 pending lawsuits, with most being allegations of personal injury from Historical DuPont contractors. At December 31, 2025 and 2024, an accrual and related indemnification asset have been established for this matter, substantially all of which are recorded in other noncurrent obligations and other assets, respectively.

Corteva Separation Agreement
On April 1, 2019, in connection with the Dow Distribution, Corteva, DuPont and Dow entered into the Corteva Separation Agreement, the Tax Matters Agreement (“TMA”), the Employee Matters Agreement, and certain other agreements (collectively, the “Corteva Separation Agreements”). The Corteva Separation Agreements allocate among Corteva, DuPont and Dow assets, employees, certain liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) and provides for indemnification obligation among the parties. Under the Corteva Separation Agreement, DuPont indemnifies Corteva against certain litigation, environmental, tax, workers’ compensation and other liabilities that arose prior to the Corteva Distribution, Dow indemnifies Corteva against certain litigation, environmental, tax, workers’ compensation and other liabilities that relate to the Historical Dow business, and Corteva indemnifies DuPont and Dow for certain liabilities.

Under the Corteva Separation Agreements, certain legacy EIDP liabilities from discontinued and/or divested operations and businesses of EIDP (including Performance Chemicals) (a “stray liability”) were allocated to Corteva or DuPont. Costs and liabilities have been shared based on the terms of the Corteva Separation Agreement. All future stray liabilities are allocated to Corteva and DuPont proportionally on the basis of 29 percent and 71 percent, respectively, subject to a $1 million de minimis requirement.

On November 1, 2025, DuPont spun off its electronics business, Qnity Electronics, Inc. (“Qnity“). DuPont, Corteva and Qnity entered into a letter agreement, effective November 1, 2025, affirming that DuPont is not novated from its obligations with respect to Corteva for legacy liabilities allocated to Qnity in its spin-off (“Qnity Letter Agreement”). Additionally, under the Qnity Letter Agreement, Corteva has certain third-party beneficiary rights to enforce indemnity and payment obligations of DuPont’s with respect to legacy liabilities allocated to Qnity subject to: (i) DuPont’s consent; or (ii) Corteva’s receipt of a judgment that includes payment obligations for legacy liabilities attributable to Qnity, and either DuPont does not use commercially reasonable efforts to enforce the payment obligation against Qnity, or DuPont files for bankruptcy.

New Corteva
Notes to the Combined Financial Statements (continued)
At December 31, 2025 and 2024, the aggregate indemnification assets from DuPont and Dow were $104 million and $47 million, respectively, within accounts and notes receivable - net and $253 million and $136 million, respectively, within other assets in the Combined Balance Sheets. At December 31, 2025 and 2024, the aggregate indemnification liabilities were $26 million and $9 million, respectively, within accrued and other current liabilities and $154 million and $149 million, respectively, within other noncurrent obligations in the Combined Balance Sheets.

Discontinued Operations Activity
For the years ended December 31, 2025 and 2024, New Corteva recorded benefits (charges) of $(99) million and $56 million, to income (loss) from discontinued operations after income taxes, in the Combined Statement of Operations. The after-tax charge recognized during the year ended December 31, 2025 was driven by charges relating to the MOU with Chemours and DuPont, comprised of a litigation charge associated with the NJ Statewide Settlement as well as PFAS environmental remediation activities primarily at Chemours’ Fayetteville Works facility, along with other environmental matters. The after-tax benefit recognized during the year ended December 31, 2024 was driven by charges pursuant to the MOU with Chemours and DuPont relating to PFAS remediation activities primarily at Chemours’ Fayetteville Works facility and litigation activity, which were more than offset by a favorable adjustment of certain prior year tax positions for previously divested businesses, the derecognition of an indemnification liability associated with the Water District Settlement Fund contribution, and insurance proceeds related to legacy matters.

Litigation
New Corteva is subject to various legal proceedings, including, but not limited to, product liability, intellectual property, antitrust, commercial, property damage, personal injury, environmental and regulatory matters arising out of the normal course of its current businesses or legacy EIDP businesses unrelated to New Corteva’s current businesses but allocated to New Corteva as part of the Corteva Separation from DuPont. It is not possible to predict the outcome of these various proceedings, as considerable uncertainty exists. The Company records accruals for legal matters when the information available indicates that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Accruals may reflect the impact and status of negotiations, settlements, rulings, advice from counsel and other information and events that may pertain to a particular matter. For the litigation matters discussed below, management believes that it is reasonably possible that the Company could incur liabilities in excess of amounts accrued, for which the ultimate liability could be material to the results of operations and the cash flows in the period recognized. However, New Corteva is unable to estimate the possible loss beyond amounts accrued due to various reasons, including, among others, that the underlying matters are either in early stages and/or have significant factual issues to be resolved. In addition, even when New Corteva believes it has substantial defenses, New Corteva may consider settlement of matters if it believes it is in the best interest of the Company. At December 31, 2025 and 2024, current accrued litigation was $276 million and $219 million, respectively, within accrued and other current liabilities. A current indemnification asset of $188 million was recorded within accounts and notes receivable - net at December 31, 2025 in relation to the current accrued litigation. Refer to the sections entitled “Chemours Separation Agreement (Performance Chemicals)” and “Corteva Separation Agreement” for further details on the indemnifications.

Federal Trade Commission Investigation
On May 26, 2020, Corteva received a subpoena from the Federal Trade Commission (“FTC”) directing it to submit documents pertaining to its Crop Protection products generally, as well as business plans, rebate programs, offers, pricing and marketing materials specifically related to its acetochlor, oxamyl, rimsulfuron and other related products in order to determine whether Corteva engaged in unfair methods of competition through anticompetitive conduct. Corteva has fully cooperated with all requests related to this subpoena. On September 29, 2022, the FTC, along with ten state attorneys general in California, Colorado, Illinois, Indiana, Iowa, Minnesota, Nebraska, Oregon, Wisconsin, and Texas, filed a lawsuit against Corteva and another competitor alleging the parties engaged in unfair methods of competition, unlawful conditioning of payments, unreasonably restrained trade, and have an unlawful monopoly (the “FTC lawsuit”). In December 2022, attorneys general in Tennessee and Washington joined the FTC lawsuit and the Arkansas state attorney general filed a separate lawsuit against Corteva and another competitor based on the allegations set forth in the FTC lawsuit. In July 2025, the Arkansas state attorney general amended the complaint to include methoxyfenozide, cyhalofop, picloram, triclopyr, and aminopyralid products. Several proposed private class action lawsuits were also filed in federal court alleging anticompetitive conduct based on the allegations set forth in the FTC lawsuit.

Virtually all of these private lawsuits were centralized into a multi-district litigation in the U.S. District Court for the Middle District of North Carolina. In January 2025, federal court for the multi-district litigation granted in part, and denied in part, Corteva’s motion to dismiss. Specifically, the court order dismissed the plaintiff’s federal damages claims and 13 of the 27 state consumer protection act claims. The plaintiffs amended their complaint to include methoxyfenozide products. In 2026, Corteva reached agreements to settle the lawsuits brought by the FTC, the State of Arkansas and the multi-district litigation plaintiffs. These settlements were entered into by Corteva without admitting any wrongdoing. The settlements of the FTC lawsuit and the multi-district litigation are subject to federal court approval. The State of Arkansas settlement is subject to state court approval.

New Corteva
Notes to the Combined Financial Statements (continued)
Accruals have been subsequently established for estimated resolution of claims during the quarters ended March 31, 2026 and June 30, 2026.

Chlorpyrifos Lawsuits
As of December 31, 2025, there were asserted claims for personal injury against the former Dow Agrosciences LLC, alleging injuries related to chlorpyrifos exposure, the active ingredient in Lorsban®, an insecticide used by commercial farms for field fruit, nut and vegetable crops. Corteva ended its production of Lorsban® in 2020. Chlorpyrifos products are restricted-use pesticides, which are not available for purchase or use by the general public, and may only be sold to, and used by, certified applicators or someone under the certified applicator’s direct supervision. These lawsuits do not relate to Dursban®, a residential type chlorpyrifos product that was authorized for indoor purposes, which was discontinued over two decades ago prior to the Merger and Corteva’s formation and Separation. Claimants allege personal injury, including autism, parkinsonism, developmental delays and/or decreased neurologic function, resulting from farm worker exposure and bystander drift and in utero exposure to chlorpyrifos. Certain claimants have also put forth remediation claims due to alleged property contamination from chlorpyrifos. As of December 31, 2025, an accrual has been established for the estimated resolution of certain claims.

Separately, in 2026, additional personal injury lawsuits were filed and threatened against Dow, Corteva and other defendants related to chlorpyrifos exposure. Corteva is pursuing Dow for indemnification under the Corteva Separation Agreement, as applicable.

Litigation related to legacy EIDP businesses unrelated to New Corteva’s current businesses

For purposes of this report, the term PFOA means collectively perfluorooctanoic acid and its salts, including the ammonium salt and does not distinguish between the two forms, and PFAS, including PFOA, PFOS (perfluorooctanesulfonic acid), GenX and other perfluorinated chemicals and compounds (“PFCs”).

EIDP is a party to various legal proceedings relating to the use of PFOA by its former Performance Chemicals segment for which potential liabilities would be subject to the cost sharing arrangement under the MOU as long as it remains effective.

Leach Settlement and Ohio MDL Settlement
EIDP has residual liabilities under its 2004 settlement of a West Virginia state court class action, Leach v. EIDP, which alleged that PFOA from EIDP’s former Washington Works facility had contaminated area drinking water supplies and affected the health of area residents. The settlement class has about 80,000 members. In addition to relief that was provided to class members years ago, the settlement requires EIDP to continue providing PFOA water treatment to six area water districts and private well users and to fund, through an escrow account, up to $235 million for a medical monitoring program for eligible class members. At December 31, 2025, approximately $2 million had been disbursed from the account since its establishment in 2012 and the remaining balance is approximately $1 million.

PFOA Personal Injury Claims
In December 2024, the defendants reached a settlement of all of the currently filed and unfiled personal injury cases in the Ohio MDL for $59 million. The settlement was payable in two installments, with $8 million contributed in aggregate by Corteva. The final installment was paid upon the court dissolving the MDL in March 2025.

Other PFOA Matters
EIDP is a party to other PFOA lawsuits involving claims for property damage, medical monitoring and personal injury. Defense costs and any future liabilities that may arise out of these lawsuits are subject to the MOU and the cost sharing arrangement disclosed above. Under the MOU, fraudulent conveyance claims associated with these matters are not qualified expenses, unless Corteva, Inc. and EIDP would prevail on the merits of these claims.

EIDP did not make film-forming foams, PFOS, or PFOS products. While EIDP made surfactants and intermediaries that some manufacturers used in making foams, which may have contained PFOA as an unintended byproduct or an impurity, EIDP’s products were not formulated with PFOA, nor was PFOA an ingredient of these products. EIDP has never made or sold PFOA as a commercial product.

Aqueous Film-Forming Foams. Approximately 12,000 cases filed against 3M and other defendants, including EIDP and Chemours, and some including Corteva and DuPont, alleging personal injury (primarily kidney, testicular, liver and thyroid cancer) from the use of aqueous film-forming foams (“AFFF”) or contamination, in most cases due to migration from military installations or airports, consolidated in a multi-district litigation proceeding in federal district court in South Carolina (“SC MDL”). Most of these recent cases also assert claims that the EIDP and Chemours separation constituted a fraudulent conveyance.

New Corteva
Notes to the Combined Financial Statements (continued)

In August 2025, the SC MDL entered multiple case management orders requiring cases filed outside the SC MDL to be transferred to the SC MDL, establishing a 21-day window for unfiled cases to be filed, and allowing the filing of multi-plaintiff complaints. A significant number of new cases asserting personal injury were filed or transferred to the SC MDL. Many of the personal injury cases both inside and outside the SC MDL include and continue to include, as new cases are threatened, multiple plaintiffs. Therefore, the number of plaintiffs asserting such claims is substantially higher than the number of cases set forth above. The first bellwether personal injury trial is expected to be scheduled for 2027. Discussions between the parties on a resolution to these cases remain ongoing.

Nationwide Water District Settlement. On June 1, 2023, Corteva, EIDP, Inc., DuPont, and Chemours (collectively, the “settling companies”) entered into a binding agreement in principle to comprehensively resolve all drinking water claims related to PFAS of a defined class of U.S. public water systems that serve the vast majority of the United States population, including, but not limited to the AFFF claims in the SC MDL, under the Nationwide Water District Settlement, for $1.185 billion in the aggregate. PFAS, as defined in the settlement, includes PFOA and HFPO-DA, among a broad range of fluorinated organic substances. In April 2024, the settlement was deemed final resulting in the release of the previously restricted cash in the Water District Settlement Fund and derecognition of the associated liability. The Nationwide Water District Settlement was entered into solely by way of compromise and settlement and is not in any way an admission of liability or fault by Corteva or EIDP.

The class represented by the Nationwide Water District Settlement is composed of all Public Water Systems, as defined in 42 U.S.C. § 300f, with a current detection of PFAS or that are currently required to monitor for PFAS under the Environmental Protection Agency’s Fifth Unregulated Contaminant Monitoring Rule (“UCMR 5”) or other applicable federal or state law (the “Class”). Approximately 88 percent of the U.S. is served by systems required to test under UCMR 5. The Class does not include water systems owned and operated by a State or the United States government; small systems that have not detected the presence of PFAS and are not currently required to monitor for it under federal or state requirements; and, unless they otherwise request to be included, water systems in the lower Cape Fear River Basin of North Carolina.

The total number of requests for exclusion (“opt-outs”) was approximately 900 water districts while most public water districts (approximately 93 percent of the Class) remain in the class settlement. Corteva has been served complaints from opt-outs, as well as water district and municipal authority claims not covered by the Nationwide Water District Settlement.

New Jersey. In late March 2019, the New Jersey State Attorney General filed four lawsuits against EIDP, Chemours, and others alleging that operations at and discharges from former EIDP sites in New Jersey (Chambers Works, Parlin, Pompton Lakes, and Repauno) damaged the State’s natural resources. Two of these lawsuits (those involving the Chambers Works and Parlin sites) allege contamination from PFAS. DuPont and Corteva were subsequently added as defendants to these lawsuits. These lawsuits include claims for remediation, fraudulent conveyance, as well as claims under the New Jersey Water Pollution Control Act and the New Jersey Industrial Site Recovery Act (“ISRA”).

On August 3, 2025, Corteva, together with Chemours and DuPont agreed to a proposed Judicial Consent Order with the State of New Jersey (the “NJ Statewide Settlement”) to resolve all outstanding claims by the State of New Jersey pending against the companies related to the legacy use of a wide variety of substances of concern, including, but not limited to DNAPL (dense non-aqueous phase liquids), chemical solvents, and PFAS. Subject to a public notice and comment period and subject to court approval following that period, the NJ Statewide Settlement will also resolve legacy claims related to four Historical DuPont operating sites (Chambers Works, Parlin, Pompton Lakes and Repauno) in the State, including claims under ISRA, alleged statewide PFAS contamination, including from the use of AFFF, claims of fraudulent conveyance, and claims for known natural resource damages from these Historical DuPont sites that the State of New Jersey and its departments have, or may have, in the future against the companies.

The NJ Statewide Settlement, after the expiration of the public notice and comment period, is subject to court approval. After receiving objections to the NJ Statewide Settlement, the court held a hearing in June 2026 and issued its final approval in August 2026. The NJ Statewide Settlement includes aggregate cash payments to the State of New Jersey of $875 million, payable over a period of 25 years (net present value of approximately $500 million, using an 8 percent discount rate), responsibility for which will be allocated among the settling companies in accordance with the terms of the MOU. Of the $875 million, approximately $16 million is allocated to statewide natural resource damages unrelated to the four Historical DuPont sites, 25 percent of which relates to alleged statewide AFFF contamination. Accordingly, in the second quarter of 2025, the Company recorded a pre-tax loss of $72 million ($58 million after-tax) within discontinued operations, reflecting the net present value of the Company’s share of the aggregate cash payment in accordance with the MOU. The settling companies have agreed to count the NJ Statewide Settlement against the MOU limit at net present value as of the date of the NJ Statewide Settlement. Entry into the NJ Statewide Settlement suspended the companies’ 2025 MOU escrow funding obligations and

New Corteva
Notes to the Combined Financial Statements (continued)
funding of the initial payment under the NJ Statewide Settlement, which took place in September 2026, was deemed to satisfy these obligations for 2025.

In addition to the cash payment, the NJ Statewide Settlement obligates certain settling companies to continue to undertake remediation at the four Historical DuPont sites, which will be determined in accordance with applicable law and the respective cost sharing arrangements between the settling companies, to the extent applicable. DuPont and Chemours will be responsible for the remediation at the sites under their current respective ownership. As part of the NJ Statewide Settlement, the companies have agreed to a binding third-party review process of the remedial funding source (“RFS”) for each of the four Historical DuPont sites (in the form of a surety bond or similar financial instrument) to ensure available funds for future remediation of these sites. This review process could identify additional required remediation, and an increase to the RFS for each of these sites.

Corteva and DuPont will also establish a reserve fund (in the form of a surety bond or similar financial instrument) in the amount of $475 million (the “Reserve Fund”) with DuPont funding 71 percent and Corteva bearing the remaining 29 percent. The Reserve Fund is further financial security, separate from, and secondary to, the RFS, and the Reserve Fund will be accessible only in the event the RFS for a site has been exhausted and the party responsible for a site is not otherwise performing the required remediation. If a responsible party under the NJ Statewide Settlement defaults on their remediation or payment obligations (subject first to the cost sharing arrangements under the Corteva Separation Agreements, which provides that these obligations are “stray liabilities”), EIDP will become responsible for such obligations.

Under the NJ Statewide Settlement, no settling party admits any liability or wrongdoing or agrees to waive any defenses as to any such liability or wrongdoing.

Pursuant to a separate agreement among Corteva, DuPont, and Chemours, DuPont and Corteva purchased Chemours’ future interest, if any, in certain insurance proceeds in September 2026. DuPont and Corteva made the purchase by contributing a total of $150 million, with $106 million from DuPont and $44 million from Corteva, into an escrow fund, with funds to be released to pay Chemours’ share of the NJ Statewide Settlement. DuPont and Corteva will pay Chemours, as additional contingent consideration, amounts received from the acquired insurance proceeds in excess of $150 million plus an accrued fee. The accrued fee will equal the lesser of (a) $35 million, and (b) $3 million plus interest (at prime minus 2 percent) on an initial balance of $150 million, as reduced by any amounts received by DuPont and Corteva from the acquired insurance proceeds, until DuPont and Corteva have so received $150 million, plus the accrued fee. The purchase price paid to Chemours, and the insurance proceeds recovered, by DuPont and Corteva from the insurance proceeds acquired from Chemours, are subject to the sharing percentages under the Letter Agreement.

Ohio. EIDP is a defendant in two lawsuits, including an action by the State of Ohio based on alleged damage to natural resources. The natural resources damage claim was preliminarily resolved in December 2023 for $110 million, with Corteva’s share of the settlement under the MOU being approximately $16 million of which $13 million has been paid at December 31, 2025. The Company has since made all required payments under the settlement agreement. The second, a putative nationwide class action (the “Hardwick Class Action”) brought on behalf of anyone who has detectable levels of PFAS in their blood serum seeks declaratory and injunctive relief, including the establishment of a “PFAS Science Panel.” In December 2023, the Sixth Circuit Court of Appeals dismissed the Hardwick Class Action due to lack of standing by Mr. Hardwick. With further opportunities for appeals expired, the plaintiffs filed a new case, narrowing their original claims, in June 2024. EIDP’s motion to dismiss the new case on the grounds it remains similar to the original claim was denied, but immediately certified an appeal to the Sixth Circuit and stayed all merits and class proceedings pending the Sixth Circuit’s review of the district court’s decision. The appellate review is expected to be as early as the fourth quarter of 2026.

New York. EIDP is a defendant in a putative class action (the “Baker Class Action”), brought by persons who live in and around Hoosick Falls, New York. These lawsuits assert claims for medical monitoring, property damage and personal injury based on alleged PFOA releases from manufacturing facilities owned and operated by co-defendants in Hoosick Falls. The lawsuits allege that EIDP and others supplied materials used at these facilities resulting in PFOA air and water contamination. A court approved settlement was reached between the plaintiffs and the other co-defendants regarding the Baker Class Action case. In September 2022, the class certification of the Baker Class Action was granted, with the court certifying three separate classes consisting of a private well property damage class, a medical monitoring class and a nuisance class. A settlement in principle of the Baker Class Action was reached in June 2025. At December 31, 2025, an accrual for Corteva’s share of the expected settlement under the MOU was established.

EIDP is a defendant in a lawsuit brought by the Town of East Hampton, New York alleging PFOA and PFOS contamination of the town’s well water. This district submitted a timely opt-out request from the Nationwide Water District Settlement. EIDP and Chemours are also defendants in two lawsuits by a private water utility provider in New Jersey and New York alleging

New Corteva
Notes to the Combined Financial Statements (continued)
damages from PFAS releases into the environment, that impacted water sources that the utilities use to provide water, as well as product liability, negligence, nuisance, and trespass claims. The court dismissed the New York plaintiff’s trespass claims and limited plaintiffs’ nuisance claims to abatement damages. In July 2026, the attorney general of the State of New York filed a lawsuit including public nuisance and other consumer protection claims against 3M, DuPont, Chemours, Corteva and EIDP for PFAS contamination.

Other Natural Resource Damage Cases. In addition to the natural resource damage cases in New Jersey and New York, natural resource damage lawsuits against EIDP, Chemours, and others, claiming, among other things, PFC (including PFOA) contamination of groundwater and drinking water, have been filed by attorneys general in 31 states, the District of Columbia and three U.S. territories. Certain cases also name DuPont and Corteva as defendants and include claims of fraudulent conveyance. The complaints seek reimbursement for past and future costs to monitor and remediate the alleged contamination and compensation for the loss of value and use of the state’s natural resources, as well as punitive damages. Due to overlapping AFFF allegations, virtually all of these cases have been transferred, or are pending transfer to the SC MDL. Additionally, in September 2026 a motion for a temporary restraining order and preliminary injunction seeking to delay the spin-off was filed by California, with the support of 18 other states, the District of Columbia, Puerto Rico, and 9 political subdivisions before the U.S. Court of Appeals for the Fourth Circuit. The CA Appeal was remanded to the U.S. District Court for the District of South Carolina, which denied the motion ahead of the spin-off. On October 1, 2026, the attorneys general of the State of Indiana, 13 other states and one U.S. territory filed a motion in Indiana state commercial court asserting fraudulent conveyance allegations and requesting a temporary restraining order enjoining the Company and Vylor from disposing or transferring further assets, including through share repurchases or dividends.

On July 13, 2021, Chemours, DuPont, EIDP and Corteva entered into a settlement agreement with the State of Delaware reflecting the companies’ and the State’s agreement to settle and fully resolve claims alleged against the companies regarding their historical Delaware operations, manufacturing, use and disposal of all chemical compounds, including PFAS. Under the settlement, if the companies, individually or jointly, within 8 years of the settlement, enter into a proportionally similar agreement to settle or resolve claims of another state for PFAS-related natural resource damages, for an amount greater than $50 million, the companies shall make a supplemental payment directly to the Natural Resources and Sustainability Trust (the “NRS Trust”) in an amount equal to such other states’ recovery in excess of $50 million (“Supplemental Payment”). Supplemental Payment(s), if any, will not exceed $25 million in the aggregate. All amounts paid by the companies under the settlement are subject to the MOU and the Corteva Separation Agreement. Due to the settlement of natural resource damages claims with the State of Ohio, the one-time Supplemental Payment will be triggered when the further opportunity for appeals expires under the Ohio judicial consent order process. The Company has since made all required payments under the settlement agreement. Under the settlement, if the state sues other parties and those parties seek contribution from the companies, the companies will have protection from contribution up to the amounts previously paid under the settlement agreement. The companies will also receive a credit up to the amount of the payment if the state seeks natural resource damage claims against the companies outside the scope of the settlement’s release of claims.

Canada. The Province of British Columbia, filed a class action against various defendants, including 3M, DuPont Canada, EIDP, and Chemours alleging harms caused by PFAS/AFFF. The class consists of all municipalities, regional districts, and other governance authorities and other persons in Canada that were responsible for a “Drinking Water System” from 1970 to the present. The plaintiff seeks to recover costs for the treatment and restoration of natural resources, as well as property, economic, and punitive damages. A putative class action was also filed in July 2024 on behalf of citizens of Quebec, Canada seeking class certification to recover for alleged PFAS and AFFF contamination of private wells and public water treatment facilities. In January 2024, a class action was also filed in Canada against 3M and other defendants, including EIDP and Chemours, alleging PFOS and PFOA environmental contamination and personal injury from use of AFFF. Additionally, several lawsuits on behalf of consumers of PFAS-infused products in the Province of British Columbia for personal injury and PFAS contamination in Manitoba, Canada have been filed.

Netherlands. In April 2021, four municipalities in the Netherlands filed complaints alleging contamination of land and groundwater resulting from the emission of PFOA and GenX by Corteva, DuPont and Chemours. The municipalities seek to recover costs incurred due to the alleged emissions, including damages for investigation costs, construction project delays, depreciation of land, soil remediation, liabilities to contractors, and attorneys’ fees. In September 2023, the court entered a second interlocutory judgment, ruling, inter alia, that defendants were liable to the municipalities for PFOA emissions during a certain time period, and the removal costs of deposited emissions on the municipalities’ land infringes their property rights by an objective standard. In June 2024, Chemours and these Dutch municipalities signed a letter of intent that included the implementation of a specific remediation plan for the restoration of restricted vegetable gardens in certain areas of those municipalities to be funded by Chemours, sampling and developing a program to address a recreational lake, and further settlement discussions, including a potential fund to cover certain other expenditures aimed at environmental-related activities. While the letter of intent contemplates the possibility of settlement, discussions between the parties related to the resolution to

New Corteva
Notes to the Combined Financial Statements (continued)
these matters remain ongoing. Although the Company believes a loss is probable, it is not estimable at this time due to various reasons including, among others, the status of discussions between the parties. As of December 31, 2025, an accrual has been established for the estimated environmental remediation set forth in the letter of intent. Additionally, the Office of Public Prosecutor in the Netherlands opened a criminal investigation against certain Dutch subsidiaries of Chemours and Historical DuPont, as well as each subsidiary’s directors, alleging unlawful PFOA and GenX emissions from Chemours’ Dordrecht Works facility. Also, a private foundation formed in the Netherlands notified Chemours, DuPont and Corteva that it intends to commence a claim during the third quarter of 2026 on behalf of approximately 2,400 residents residing near the Dordrecht plant, including claims for remediation costs, loss of property value, and loss of living enjoyment.

Carpet Mill Cases. The city of Centre, Alabama water district alleged defendants, including EIDP, Chemours, other chemical suppliers and large carpet mills, discharged PFAS in their industrial wastewater, and that this wastewater after treatment, resulted in PFAS contamination of drinking water supplies. The Centre, Alabama water district carpet mill case settled in February 2026 and all required settlement payments were completed in the second quarter of 2026. In July 2024, the town of Lyerly, Georgia filed a case making similar allegations as those brought in the Centre, Alabama case. Numerous carpet, textile and paper manufacturers, their alleged suppliers and former suppliers, including EIDP and Chemours, and certain municipal or utility defendants are also subject to several lawsuits in Georgia, Alabama and South Carolina, alleging negligence, nuisance and trespass related to the release of PFOA, and requesting injunctive relief related to PFOA contamination.

Fayetteville Works Facility, North Carolina
Prior to the separation of Chemours, EIDP introduced GenX as a polymerization processing aid and a replacement for PFOA at the Fayetteville Works facility in Bladen County, North Carolina. This Historical DuPont facility is now owned and operated by Chemours, which continues to manufacture and use GenX. Generally, site-related expenses related to GenX claims are subject to the cost sharing arrangements as defined in the MOU.

At December 31, 2025, several actions, including personal injury, are pending in the North Carolina federal court against Chemours and EIDP relating to PFC discharges from the Fayetteville Works facility. One of these is a consolidated putative class action that asserts claims for medical monitoring and property damage on behalf of putative classes of property owners and residents in areas near or who draw drinking water from the Cape Fear River. Another action is a consolidated action brought by various North Carolina water authorities, including the Cape Fear Public Utility Authority (“CFPUA”) and Brunswick County, that seek actual and punitive damages as well as injunctive relief. EIDP and Chemours filed a motion for summary judgment on this consolidated action in March 2025.

In March 2023, CFPUA filed a Delaware Chancery Court action claiming the spin-off of Chemours and the Dow and Historical DuPont merger were unlawful and should be voided, so CFPUA is not precluded from recovering amounts it is entitled in its pending litigation. EIDP filed a motion to dismiss the Delaware Chancery Court action based upon failure to state a claim under Delaware law in June 2023, along with a counterclaim in October 2023. CFPUA’s motion to stay the case was granted in January 2024.

In a state court action, approximately 2,400 private property owners near the Fayetteville Works facility seek compensatory and punitive damages for their claims of private nuisance, trespass, negligence, water monitoring and property damage allegedly caused by release of certain PFCs. In July 2026, Corteva reached an agreement in principle to settle the property owners’ claims, and therefore, an accrual for this matter was subsequently established during the quarter ended June 30, 2026. In addition, several personal injury cases have been filed in the North Carolina federal court alleging thyroid disease, and prostate, breast and kidney cancers as a result of PFAS exposure.

Chemours, DuPont, Corteva, and EIDP were subject to natural resources damage claims in North Carolina allege that direct discharges from the Fayetteville Works facility are a source of PFOA contamination. Cumberland County, North Carolina and certain other counties in North Carolina, which are not part of the consolidated CFPUA action or the Nationwide Water District Settlement, also filed actions for alleged PFOA contamination to its groundwater sources used in drinking water and seeking recovery for costs associated with water filtration, monitoring, and compliance costs. In September 2026, Chemours, DuPont, Corteva, and EIDP reached a settlement with State of North Carolina, by and through the North Carolina Attorney General, and Bladen County, Brunswick County, Columbus County, Cumberland County, New Hanover County, Robeson County, Sampson County, Town of Wrightsville Beach, City of Lumberton, Village of Bald Head Island, and the Lower Cape Fear Water and Sewer Authority of statewide PFAS clams; Fayetteville Works site related claims, as well as for the Company and DuPont all claims related to historical discharges from the Fayetteville Works site and any obligations under the Chemours 2019 consent order with the North Carolina Department of Environmental Quality (“NC Consent Order”). Under the settlement the companies will collectively pay $455 million to the State of North Carolina and applicable state subdivisions over 15 years, with Corteva’s share being approximately $66 million. Additionally, as part of the settlement, Corteva and DuPont, on a 29% and 71% basis, respectively, are required to guarantee Chemours’ share of the settlement payments, as well as establish a

New Corteva
Notes to the Combined Financial Statements (continued)
reserve fund via a line of credit, letter of credit, and/or a surety bond capped at $135 million that the State of North Carolina may access in the event Chemours does not comply with its NC Consent Order.

Environmental
Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current law and existing technologies. These obligations are included in accrued and other current liabilities and other noncurrent obligations in the Combined Balance Sheets. It is reasonably possible that environmental remediation and restoration costs in excess of amounts accrued could have a material impact on New Corteva’s results of operations, financial condition and cash flows. Inherent uncertainties exist in these estimates primarily due to unknown conditions, changing governmental regulations and legal standards regarding liability, and emerging remediation technologies for handling site remediation and restoration.

Refer to the allocation of environmental liabilities, which is discussed in the sections entitled “Chemours Separation Agreement (Performance Chemicals)” and “Corteva Separation Agreement” within Note 14 - Commitments and Contingent Liabilities, to the Combined Financial Statements.

The accrued environmental obligations and indemnification assets include the following:

	As of December 31, 2025
(In millions)	Indemnification asset	Accrual balance [3]	Potential exposure above amount accrued [3]
Environmental Remediation Stray Liabilities
Chemours related obligations - subject to indemnity [1,2]	$254	$264	$204
Other discontinued or divested businesses obligations [1]	33	71	201

Environmental remediation liabilities primarily related to DuPont - subject to indemnity from DuPont [2]	50	55	55

Environmental remediation liabilities not subject to indemnity	—	70	82

Indemnification liabilities related to the MOU [4]	—	60	7
Total	$337	$520	$549
1.Represents liabilities that are subject to the $200 million threshold and sharing arrangements as discussed in the section entitled “Corteva Separation Agreement” within Note 14 - Commitments and Contingent Liabilities, to the Combined Financial Statements.
2.The Company has recorded an indemnification asset related to these accruals, including $22 million related to the Superfund sites.
3.Accrual balance represents management’s best estimate of the costs of remediation and restoration, although it is reasonably possible that the potential exposure, as indicated, could range above the amounts accrued, as there are inherent uncertainties in these estimates. Accrual balance includes $49 million for remediation of Superfund sites. Amounts do not include possible impacts from the remediation elements of the EPA’s October 2021 PFAS Strategic Roadmap (as applicable), except as disclosed within Note 14 - Commitments and Contingent Liabilities relating to Chemours’ remediation activities at the Fayetteville Works Facility pursuant to the Consent Order with the North Carolina Department of Environmental Quality (“NC DEQ”).
4.Represents liabilities that are subject to the $150 million threshold and sharing agreements as discussed in the section entitled “Chemours Separation Agreement (Performance Chemicals)” within Note 14 - Commitments and Contingent Liabilities, to the Combined Financial Statements.

California Department of Toxic Substances Control, Pittsburg Plant
The California Department of Toxic Substances Control (“DTSC”) has filed a state court lawsuit over challenging whether the Pittsburg plant’s high purity water system (“HPWS”), as operated by Dow and now New Corteva, required a permit pursuant to the RCRA. Discussions between the parties remain ongoing and further litigation, including discovery, is stayed.

Contractual Obligations
Our principal commitments consist of long-term debt and environmental remediation obligations. Refer to Note 13 - Short-Term Borrowings, Long-Term Debt and Available Credit Facilities, Note 12 – Leases, and Commitments and Contingent Liabilities above.

The Company’s other significant contractual obligations relate to expected cumulative cash requirements for debt obligation interest payments through maturity, purchase obligations, other employee-related benefits other than pension and other post-employment benefits, asset retirement obligations and other noncurrent liabilities. Purchase obligations represent enforceable

New Corteva
Notes to the Combined Financial Statements (continued)
and legally binding agreements in excess of $1 million to purchase goods or services that specify fixed or minimum quantities, or fixed, minimum or variable price provisions. Total payments due under these obligations are $559 million for 2026 and $1,315 million for 2027 and beyond.

NOTE 15 - PENSION PLANS AND OTHER POST-EMPLOYMENT BENEFITS

New Corteva offers various long-term benefits to its employees. Where permitted by applicable law, New Corteva reserves the right to change, modify or discontinue the plans.

Defined Benefit Pension Plans
New Corteva has both funded and unfunded noncontributory defined benefit pension plans covering employees in the U.S. and non-U.S. countries. The principal U.S. pension plan is the largest pension plan held by New Corteva. Effective January 1, 2007, most new hires were no longer eligible to participate in the U.S. defined benefit pension plans. On November 30, 2018, New Corteva froze the pay and service amounts used to calculate the pension benefits for active employees who participate in the pension plan. As a result, no participants are currently accruing additional benefits in the pension plan.

New Corteva’s funding policy is consistent with the funding requirements of federal laws and regulations. Pension coverage for employees of the Company’s non-U.S. combined subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are funded by depositing funds with trustees, covered by insurance contracts, or remain unfunded.

New Corteva made total contributions of $25 million, $33 million and $34 million to its pension plans other than the principal U.S. pension plan for the years ended December 31, 2025, 2024 and 2023, respectively. New Corteva expects to contribute approximately $25 million to its pension plans other than the principal U.S. pension plan in 2026.

In April 2026, Corteva’s Board of Directors approved a discretionary contribution to the principal U.S. pension plan of approximately $1.5 billion to be made on or before July 31, 2026. An initial contribution of $1,061 million was made in June 2026, and a supplemental contribution of $399 million was made in July 2026 (collectively, the “Discretionary Pension Contribution”).

The weighted-average assumptions used to determine pension plan obligations for all pension plans are summarized in the table below:

Weighted-Average Assumptions used to Determine Benefit Obligations	December 31, 2025	December 31, 2024
Discount rate	5.25%	5.55%
Rate of increase in future compensation levels [1]	2.82%	2.97%
1.The rate of compensation increase excludes U.S. pension plans since the employees who participate in the U.S. pension plans no longer accrue additional benefits for future service and eligible compensation.

The weighted-average assumptions used to determine net periodic benefit costs for all pension plans are summarized in the table below:

Weighted-Average Assumptions used to Determine Net Periodic Benefit Cost	For the Year Ended December 31,
	2025	2024	2023
Discount rate	5.55%	4.93%	5.13%
Rate of increase in future compensation levels [1]	2.97%	2.84%	2.77%
Expected long-term rate of return on plan assets	5.98%	4.49%	4.49%
1.The rate of compensation increase excludes U.S. pension plans since the employees who participate in the U.S. pension plans no longer accrue additional benefits for future service and eligible compensation.

Other Post-Employment Benefits
New Corteva has historically provided medical, dental and life insurance benefits to certain pensioners and survivors. The majority of U.S. employees hired on or after January 1, 2007, and eligible employees under the age of 50 as of November 30, 2018, are not eligible to participate in the post-employment medical, dental and life insurance plans. Substantially all of the cost and liabilities for these retiree benefit plans are attributable to the U.S. benefit plans. The non-Medicare eligible retiree medical plan is contributory with costs shared between the Company and pensioners and survivors. For Medicare eligible pensioners and survivors, New Corteva provides a company-funded Health Reimbursement Arrangement (“HRA”). In December 2020, the Company amended its retiree medical, dental and life insurance plans to no longer provide retiree dental and life insurance

New Corteva
Notes to the Combined Financial Statements (continued)
benefits effective January 1, 2022 and to cap New Corteva’s portion of the cost of non-Medicare retiree medical coverage to the level in effect as of December 31, 2021 (“2020 OPEB Plan Amendments”).

New Corteva also provides disability benefits to employees. In most countries, employee disability benefit plans are insured. In the U.S., these plans are generally self-insured. Obligations and expenses for self-insured plans are reflected in the change in projected benefit obligations table within Note 15 - Pension Plans and Other Post Employment Benefits, to the Combined Financial Statements.

New Corteva’s OPEB plans are unfunded and the cost of the approved claims is paid from operating cash flows. Pre-tax cash requirements to cover actual net claims costs and related administrative expenses were $85 million, $91 million and $86 million for the years ended December 31, 2025, 2024 and 2023, respectively. Changes in cash requirements reflect the net impact of per capita health care costs, demographic changes, plan amendments and changes in participant premiums, co-payments and deductibles. In 2026, the Company expects to contribute approximately $90 million for its OPEB plans.

The weighted-average assumptions used to determine benefit obligations for OPEB plans are summarized in the table below:

Weighted-Average Assumptions used to Determine Benefit Obligations	December 31, 2025	December 31, 2024
Discount rate	5.07%	5.48%

The weighted-average assumptions used to determine net periodic benefit costs for OPEB plans are summarized in the table below:

Weighted-Average Assumptions used to Determine Net Periodic Benefit Cost	For the Year Ended December 31,
	2025	2024	2023
Discount rate	5.48%	4.88%	5.09%

At December 31, 2025, 2024 and 2023, health care cost trend rates do not impact the benefit obligations for the OPEB plans because of the 2020 OPEB Plan Amendments.

Assumptions
For the U.S. plan, New Corteva establishes strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes with the aim of achieving a prudent balance between return and risk. Where appropriate, asset-liability studies are also taken into consideration. The expected long-term rate of return on plan assets is based upon historical real returns (net of inflation) for the asset classes covered by the investment policy, expected performance, and projections of inflation and interest rates over the long-term period during which benefits are payable to plan participants. For non-U.S. plans, assumptions reflect economic assumptions applicable to each country.

In the U.S., New Corteva calculates service costs and interest costs by applying individual spot rates from a yield curve (based on high-quality corporate bond yields) to the separate expected cash flows components of service cost and interest cost. Service cost and interest cost for all other plans are determined based on the single equivalent discount rates derived in determining those plan obligations.

For U.S. benefit plans, the discount rates utilized to measure the pension and other post-employment benefit obligations are based on the yield of high-quality corporate fixed income investments at the measurement date. Future expected actuarially determined cash flows are individually discounted at the spot rates under the Aon AA_Above Median yield curve (based on high-quality corporate bond yields) to arrive at the plan’s obligations as of the measurement date. For non-U.S. benefit plans, historically New Corteva utilized prevailing long-term high quality corporate bond indices to determine the discount rate, applicable to each country, at the measurement date.

New Corteva adopts the most recently published mortality tables and mortality improvement scale released by the Society of Actuaries in measuring its U.S. pension and other post-employment benefit obligations. The effect of these adoptions is amortized into net periodic benefit cost for the years following the adoption.

New Corteva
Notes to the Combined Financial Statements (continued)
Summarized information on New Corteva’s pension and other post-employment benefit plans is as follows:

Change in Projected Benefit Obligations, Plan Assets and Funded Status
	Defined Benefit Pension Plans		Other Post-Employment Benefits
(In millions)	For the Year Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Change in benefit obligations:
Benefit obligation at beginning of the period	$11,863	$13,004	$710	$808
Service cost	9	10	—	—
Interest cost	601	625	35	36
Plan participants’ contributions	—	1	14	16
Actuarial (gain) loss	386	(557)	12	(42)
Benefits paid	(1,200)	(1,210)	(99)	(108)
Plan amendments	—	1	—	(1)
New plans/merger	(1)	—	—	—
Effect of foreign exchange rates	8	(11)	—	1
Benefit obligations at end of the period	$11,666	$11,863	$672	$710

Change in plan assets:
Fair value of plan assets at beginning of the period	$10,413	$11,479	$—	$—
Actual return on plan assets	781	115	—	—
Employer contributions	25	33	85	91
Plan participants’ contributions	—	1	14	16
Benefits paid	(1,200)	(1,210)	(99)	(108)
Effect of foreign exchange rates	6	(5)	—	1
Fair value of plan assets at end of the period	$10,025	$10,413	$—	$—
Funded status
U.S. plan with plan assets	$(1,463)	$(1,268)	$—	$—
Non-U.S. plans with plan assets	(35)	(35)	—	—
All other plans [1,2]	(143)	(147)	(672)	(710)
Funded status at end of the period	$(1,641)	$(1,450)	$(672)	$(710)
1.At December 31, 2025 and 2024, $112 million and $131 million, respectively, of the benefit obligations are supported by funding under the Trust agreement, defined in the “Trust Assets” section below.
2.Includes pension plans maintained around the world where funding is not customary.

	Defined Benefit Pension Plans		Other Post-Employment Benefits
	December 31,		December 31,
(In millions)	2025	2024	2025	2024
Amounts recognized in the Combined Balance Sheets:
Other assets	$2	$2	$—	$—
Accrued and other current liabilities	(20)	(23)	(87)	(91)
Pension and other post-employment benefits	(1,623)	(1,429)	(585)	(619)
Net amount recognized	$(1,641)	$(1,450)	$(672)	$(710)
Pre-tax amounts recognized in accumulated other comprehensive income (loss):
Net gain (loss)	$(545)	$(337)	$220	$248
Prior service benefit (cost)	11	13	8	9
Pre-tax balance in accumulated other comprehensive income (loss) at end of year	$(534)	$(324)	$228	$257

The loss related to the change in pension benefit obligations for the period ended December 31, 2025 is primarily due to the decrease in discount rates, net of asset returns above the expected long-term rate.

New Corteva
Notes to the Combined Financial Statements (continued)

The accumulated benefit obligation for all pension plans was $11.7 billion and $11.8 billion at December 31, 2025 and 2024, respectively.

Pension Plans with Projected Benefit Obligations in Excess of Plan Assets	December 31, 2025	December 31, 2024
(In millions)
Projected benefit obligations	$11,657	$11,853
Fair value of plan assets	$10,013	$10,402

Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets	December 31, 2025	December 31, 2024
(In millions)
Accumulated benefit obligations	$11,646	$11,844
Fair value of plan assets	$10,012	$10,402

(In millions)	Defined Benefit Pension Plans			Other Post-Employment Benefits
	For the Year Ended December 31,			For the Year Ended December 31,
Components of net periodic benefit (credit) cost and amounts recognized in other comprehensive income (loss)	2025	2024	2023	2025	2024	2023
Net Periodic Benefit (Credit) Cost:
Service cost	$9	$10	$8	$—	$—	$1
Interest cost	601	625	667	35	36	42
Expected return on plan assets	(604)	(511)	(586)	—	—	—
Amortization of unrecognized (gain) loss	—	1	1	(16)	(12)	(9)
Amortization of prior service (benefit) cost	(3)	(3)	(2)	(1)	(1)	(2)
Settlement loss	—	2	1	—	—	—
Net periodic benefit (credit) cost - Total	$3	$124	$89	$18	$23	$32
Changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Net gain (loss)	$(208)	$160	$(241)	$(12)	$42	$45
Amortization of unrecognized (gain) loss	—	1	1	(16)	(12)	(9)
Prior service benefit (cost)	—	(1)	—	—	1	—
Amortization of prior service (benefit) cost	(3)	(3)	(2)	(1)	(1)	(2)
Settlement loss	—	2	1	—	—	—
Effect of foreign exchange rates	(1)	(1)	5	—	—	1
Total benefit (loss) recognized in other comprehensive income (loss) attributable to New Corteva	$(212)	$158	$(236)	$(29)	$30	$35
Total recognized in net periodic benefit (credit) cost and other comprehensive income (loss)	$(215)	$34	$(325)	$(47)	$7	$3

New Corteva
Notes to the Combined Financial Statements (continued)
Estimated Future Benefit Payments
The estimated future benefit payments, reflecting expected future service, as appropriate, are presented in the following table:

Estimated Future Benefit Payments at December 31, 2025	Defined Benefit Pension Plans	Other Post-Employment Benefits
(In millions)
2026	$1,168	$87
2027	1,131	80
2028	1,095	74
2029	1,056	69
2030	1,016	64
Years 2031-2035	4,477	255
Total	$9,943	$629

Plan Assets
All pension plan assets in the U.S. are invested through a single master trust fund. The general principles guiding U.S. pension asset investment policies are those embodied in the Employee Retirement Income Security Act of 1974 (“ERISA”). These principles include discharging New Corteva’s investment responsibilities for the exclusive benefit of plan participants and in accordance with the “prudent expert” standard and other ERISA rules and regulations. New Corteva establishes strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes with the aim of achieving a prudent balance between return and risk. The strategic asset allocation for this trust fund is approved by the Pension Investment Committee. Strategic asset allocations in other countries are selected in accordance with the laws and practices of those countries. Where appropriate, asset-liability studies are utilized in this process.

U.S. plan assets are managed by investment professionals employed by New Corteva, and plan assets for non-U.S. plans are managed by professional investment firms unrelated to the Company. New Corteva’s pension investment professionals have discretion to manage the assets within established asset allocation ranges approved by the Pension Investment Committee. Additionally, pension trust funds are permitted to enter into certain contractual arrangements generally described as “derivatives.” Derivatives are primarily used to reduce specific market risks, hedge currency and adjust portfolio duration and asset allocation in a cost-effective manner.

The weighted-average allocation for plan assets of the Company’s pension plans is summarized as follows:

Allocation for Plan Assets	December 31, 2025	December 31, 2024
Asset Category
U.S. equity securities	8%	10%
Non-U.S. equity securities	5	4
Fixed income securities	67	67
Hedge funds	—	—
Private market securities	13	12
Real estate	7	7
Cash and cash equivalents	—	—
Total	100%	100%

U.S. equity investments are primarily large-cap companies. Non-U.S. equity securities include varying market capitalization levels. Fixed income securities include corporate-issued, government-issued and asset-backed securities of both U.S. and non-U.S. issuers. Corporate debt investments include a range of credit risk and industry diversification. U.S. fixed income investments are weighted heavier than non-U.S. fixed income securities. Other investments include cash and cash equivalents, hedge funds, real estate and private market securities such as interests in private equity and venture capital partnerships.

Fair value calculations may not be indicative of net realizable value or reflective of future fair values. Furthermore, although New Corteva believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

New Corteva
Notes to the Combined Financial Statements (continued)
For pension plan assets classified as Level 1 measurements (measured using quoted prices in active markets), total fair value is either the price of the most recent trade at the time of the market close or the official close price, as defined by the exchange on which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For pension plan assets classified as Level 2 measurements, where the security is frequently traded in less active markets, fair value is based on the closing price at the end of the period; where the security is less frequently traded, fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that asset or liability. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance and quality checks. For derivative assets and liabilities, standard industry models are used to calculate the fair value of the various financial instruments based on significant observable market inputs, such as foreign exchange rates, commodity prices, swap rates, interest rates and implied volatilities obtained from various market sources.

For pension plan assets classified as Level 3 measurements, total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment. Investment managers, fund managers, or investment contract issuers provide valuations of the investment on a monthly or quarterly basis. These valuations are reviewed for reasonableness based on applicable sector, benchmark and company performance. Adjustments to valuations are made where appropriate. Where available, audited financial statements are obtained and reviewed for the investments as support for the manager’s investment valuation.

The tables below present the fair values of New Corteva’s pension assets by level within the fair value hierarchy, as described in Note 2 - Summary of Significant Accounting Policies, to the Combined Financial Statements:

Basis of Fair Value Measurements	Total	Level 1	Level 2	Level 3
For the year ended December 31, 2025
(In millions)
Cash and cash equivalents	$876	$876	$—	$—
U.S. equity securities [1]	837	836	1	—
Non-U.S. equity securities	417	417	—	—
Debt – government-issued	1,399	—	1,399	—
Debt – corporate-issued	3,728	—	3,728	—
Debt – asset-backed	440	—	440	—
Hedge funds	5	—	2	3
Private market securities	5	—	—	5
Real estate funds	4	—	—	4
Other	48	—	—	48
Subtotal	$7,759	$2,129	$5,570	$60
Investments measured at net asset value
Debt - corporate-issued	(1)
Hedge funds	3
Private market securities	1,746
Real estate funds	647
Total investments measured at net asset value	$2,395
Other items to reconcile to fair value of plan assets
Pension trust receivables [2]	79
Pension trust payables [3]	(208)
Total	$10,025
1.The New Corteva pension plans directly held no Corteva, Inc. common stock at December 31, 2025.
2.Primarily receivables for investment securities sold.
3.Primarily payables for investment securities purchased.

New Corteva
Notes to the Combined Financial Statements (continued)

Basis of Fair Value Measurements
For the year ended December 31, 2024
(In millions)	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$1,030	$1,030	$—	$—
U.S. equity securities [1]	1,028	1,024	1	3
Non-U.S. equity securities	387	386	—	1
Debt – government-issued	1,511	—	1,511	—
Debt – corporate-issued	3,540	—	3,540	—
Debt – asset-backed	590	—	590	—
Hedge funds	5	—	2	3
Private market securities	3	—	—	3
Real estate funds	101	—	—	101
Other	40	—	—	40
Subtotal	$8,235	$2,440	$5,644	$151
Investments measured at net asset value
U.S. equity securities	1
Hedge funds	9
Private market securities	1,808
Real estate funds	642
Total investments measured at net asset value	$2,460
Other items to reconcile to fair value of plan assets
Pension trust receivables [2]	79
Pension trust payables [3]	(362)
Total	$10,412
1.The New Corteva pension plans directly held $132 million (approximately 1 percent of total plan assets) of Corteva, Inc. common stock at December 31, 2024.
2.Primarily receivables for investment securities sold.
3.Primarily payables for investment securities purchased.

During the years ended December 31, 2025 and 2024, Corteva purchased $145 million and $125 million, respectively, of Corteva, Inc. shares from the master trust fund of the principal U.S. pension plan, as part of the Pension Investment Committee’s periodic portfolio rebalancing process. Shares were repurchased by Corteva at the prevailing market rate authorized and agreed to by a third-party independent fiduciary for the plan.

New Corteva
Notes to the Combined Financial Statements (continued)
The following table summarizes the changes in fair value of Level 3 pension plan assets for the years ended December 31, 2025 and 2024:

Fair Value Measurement of Level 3 Pension Plan Assets	U.S. equity securities	Non-U.S. equity securities	Debt – corporate-issued	Hedge funds	Private market securities	Real estate funds	Other	Total
(In millions)
Balance at January 1, 2024	$1	$2	$2	$3	$6	$52	$44	$110
Actual return on assets:
Relating to assets sold during the year ended December 31, 2024	—	3	(14)	—	—	—	—	(11)
Relating to assets held at December 31, 2024	2	—	14	—	(3)	(68)	(2)	(57)
Purchases, sales and settlements, net	—	(4)	—	—	—	1	(2)	(5)
Transfers in or out of Level 3, net	—	—	(2)	—	—	116	—	114
Balance at December 31, 2024	$3	$1	$—	$3	$3	$101	$40	$151
Actual return on assets:
Relating to assets sold during the year ended December 31, 2025	(1)	(1)	—	—	—	—	—	(2)
Relating to assets held at December 31, 2025	1	—	—	—	2	(3)	7	7
Purchases, sales and settlements, net	(3)	—	—	—	—	—	1	(2)
Transfers in or out of Level 3, net	—	—	—	—	—	(94)	—	(94)
Balance at December 31, 2025	$—	$—	$—	$3	$5	$4	$48	$60

Trust Assets
The EIDP, Inc. standalone subsidiary entered into a trust agreement in 2013 (as amended and restated in 2017, “the Trust”) that established and requires it to fund the Trust for cash obligations under certain non-qualified benefit and deferred compensation plans upon a change in control event as defined in the Trust agreement. Under the Trust agreement, the consummation of the Merger was a change in control event and resulted in a contribution to the Trust by the EIDP, Inc. standalone subsidiary. Additionally, the Corteva Separation resulted in New Corteva transferring a portion of the balance of the Trust to DuPont at the Corteva Separation date. During the years ended December 31, 2025 and 2024, $37 million and $48 million, respectively, was distributed by the EIDP, Inc. standalone subsidiary according to the Trust agreement, and at December 31, 2025 and 2024, the balance in the Trust was $147 million and $176 million, respectively. The Trust assets are classified as current restricted cash equivalents and included within other current assets in the Combined Balance Sheets.

Defined Contribution Plans
New Corteva provides defined contribution benefits to its employees, through its participation in Corteva’s sponsored defined contribution plans. The most significant is the U.S. Retirement Savings Plan (“the Plan”), which covers almost all of the U.S. full-service employees. This Plan includes a non-leveraged Employee Stock Ownership Plan (“ESOP”). Employees are not required to participate in the ESOP and those who do are free to diversify out of the ESOP. The purpose of the Plan is to provide retirement savings benefits for employees and to provide employees an opportunity to become stockholders of the Company. The Plan is a tax qualified contributory profit sharing plan, with cash or deferred arrangement and any eligible employee of Corteva may participate. Currently, Corteva contributes 100 percent of the first six percent of the employee’s contribution election and also contributes three percent of each eligible employee’s eligible compensation regardless of the employee’s contribution.

Corteva’s contributions to the Plan on behalf of New Corteva were $47 million, $48 million and $51 million for the years ended December 31, 2025, 2024 and 2023, respectively. Corteva’s matching contributions vest immediately upon contribution. The three percent nonmatching company contribution vests after employees complete three years of service. In addition, Corteva made contributions to other defined contribution plans on behalf of New Corteva of $28 million, $26 million and $28 million for the years ended December 31, 2025, 2024 and 2023, respectively.

New Corteva
Notes to the Combined Financial Statements (continued)
NOTE 16 - STOCK-BASED COMPENSATION

Corteva grants to its employees stock-based compensation awards in the form of stock options, restricted stock units (“RSUs”) and performance share units (“PSUs”). The stock options and RSUs vest over a specified period, while vesting for the PSUs, which are granted to Corteva’s senior leadership, is partially based on the realization of Corteva’s improvement against identified financial metrics during a specified performance period. A retirement-eligible employee retains any granted awards upon retirement for one year provided the employee has rendered at least six months of service following the grant date. The fair value of stock options granted is measured using the Black-Scholes option pricing model. The fair value of RSUs and PSUs granted is based upon the market price of the underlying common stock as of the grant date. Corteva estimates expected forfeitures.

The total stock-based compensation cost included in income (loss) from continuing operations before income taxes within the Combined Statements of Operations was $35 million, $29 million and $23 million for the years ended December 31, 2025, 2024 and 2023, respectively. The income tax benefits related to stock-based compensation arrangements were $(7) million, $(5) million and $(4) million for the years ended December 31, 2025, 2024 and 2023, respectively.

NOTE 17 - FINANCIAL INSTRUMENTS

Time Deposits and Money Market Funds
At December 31, 2025 and 2024, New Corteva held investments in held-to-maturity securities at amortized cost, which approximates fair value. At these periods, the Company held additional held-to-maturity securities, as well as available-for-sale securities, consisting of investments in foreign government bonds which are discussed further in the section entitled “Debt Securities.”

The following table summarizes investments in time deposits and money market funds classified as held-to-maturity securities at December 31, 2025 and 2024:

Held-to-Maturity Securities		Amortized Cost
(in millions)	Balance Sheet Location	December 31, 2025	December 31, 2024
Time deposits and money market funds	Cash equivalents [1]	$3,073	$1,969
Time deposits	Marketable securities [2]	$1	$1
1.Maturity at time of purchase was three months or less.
2.Maturity at time of purchase was more than three months to less than one year.

Derivative Instruments
Objectives and Strategies for Holding Derivative Instruments
In the ordinary course of business, New Corteva enters into contractual arrangements (derivatives) to reduce its exposure to foreign currency risks. New Corteva has established a variety of derivative programs to be utilized for financial risk management. These programs reflect varying levels of exposure coverage and time horizons based on an assessment of risk.

Derivative programs have procedures and controls and are approved by Corteva’s Corporate Financial Risk Management Committee, consistent with its financial risk management policies and guidelines. Derivative instruments used are forwards, options, futures and swaps. New Corteva has not designated any non-derivatives as hedging instruments.

New Corteva’s financial risk management procedures also address counterparty credit approval, limits and routine exposure monitoring and reporting. The counterparties to these contractual arrangements are major financial institutions and multinational grain exporters. New Corteva is exposed to credit losses in the event of nonperformance by these counterparties. New Corteva utilizes collateral support annex agreements with certain counterparties to limit its exposure to credit losses. New Corteva anticipates performance by counterparties to these contracts and therefore no material loss is expected. Market and counterparty credit risks associated with these instruments are regularly reported to management.

The aggregate notional amounts for New Corteva’s derivative instruments that are designated and not designated as hedging instruments was a net buy (sell) position of $376 million and $(1,866) million at December 31, 2025 and 2024, respectively.

Foreign Currency Risk
New Corteva’s objective in managing exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility associated with foreign currency rate changes and to mitigate the exposure of certain investments in foreign subsidiaries against

New Corteva
Notes to the Combined Financial Statements (continued)
changes in the Euro/USD exchange rate. Accordingly, New Corteva enters into various contracts that change in value as foreign exchange rates change to protect the value of its existing foreign currency-denominated assets, liabilities, commitments, investments and cash flows.

New Corteva uses foreign currency exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. The primary business objective of this hedging program is to maintain an approximately balanced position in foreign currencies so that exchange gains and losses resulting from exchange rate changes, after related tax effects, are minimized. New Corteva also uses foreign currency exchange contracts to offset a portion of the Company’s exposure to certain forecasted transactions as well as the translation of foreign currency-denominated earnings.

Derivatives Designated as Cash Flow Hedges
Foreign Currency Contracts
New Corteva enters into forward contracts to hedge the foreign currency risk associated with forecasted transactions within certain foreign subsidiaries.

While each risk management program has a different time maturity period, most programs currently do not extend beyond the next two years. Cash flow hedge results are reclassified into earnings during the same period in which the related exposure impacts earnings. Reclassifications are made sooner if it appears that a forecasted transaction is not probable of occurring.

The following table summarizes the after-tax effect of foreign currency cash flow hedges on accumulated other comprehensive income (loss):

(In millions)	For the Year Ended December 31,
	2025	2024	2023
Beginning balance	$13	$1	$10
Additions and revaluations of derivatives designated as cash flow hedges	5	19	(36)
Clearance of hedges results to earnings	(13)	(7)	27
Ending balance	$5	$13	$1

At December 31, 2025, an after-tax net gain of $5 million is expected to be reclassified from accumulated other comprehensive income (loss) into earnings over the next twelve months.

Derivatives Designated as Net Investment Hedges
Foreign Currency Contracts
In March 2025, New Corteva designated €1.7 billion of forward contracts to exchange Euro as net investment hedges. Of these hedges, €1.2 billion expired and were settled in May 2025, while the remaining €500 million expired and were settled in December 2025. The purpose of these forward contracts was to mitigate foreign exchange exposure related to a portion of the Company’s Euro net investments in certain foreign subsidiaries against changes in EUR/USD exchange rates.

In May 2024, New Corteva designated €500 million of forward contracts to exchange Euro as net investment hedges. An additional tranche of €500 million of forward contracts to exchange Euro were executed in July 2024 and also designated as net investment hedges. These hedges expired and were settled in December 2024. The Company had previously designated €1.2 billion and €450 million of forward contracts to exchange Euro as net investment hedges, which expired and were settled in May 2024 and March 2023, respectively.

Prior to maturity, the Company had elected to apply the spot method in testing for effectiveness of the hedging relationship.

Derivatives not Designated in Hedging Relationships
Foreign Currency Contracts
New Corteva uses foreign exchange contracts to reduce its net exposure, by currency, related to foreign currency-denominated monetary assets and liabilities of its operations so that exchange gains and losses resulting from exchange rate changes are minimized. The netting of such exposures precludes the use of hedge accounting; however, the required revaluation of the forward contracts and the associated foreign currency-denominated monetary assets and liabilities intends to achieve a minimal earnings impact, after taxes. New Corteva also uses foreign currency exchange contracts to offset a portion of the Company’s exposure to the translation of certain foreign currency-denominated earnings so that gains and losses on the contracts offset changes in the USD value of the related foreign currency-denominated earnings over the relevant aggregate period.

New Corteva
Notes to the Combined Financial Statements (continued)
Fair Value of Derivative Instruments
Asset and liability derivatives subject to an enforceable master netting arrangement with the same counterparty are presented on a net basis in the Combined Balance Sheets.

The presentation of the Company’s derivative assets and liabilities is as follows:

		December 31, 2025
(In millions)	Balance Sheet Location	Gross	Counterparty and Cash Collateral Netting [1]	Net Amounts Included in the Combined Balance Sheet
Asset derivatives:
Derivatives designated as hedging instruments:
Foreign currency contracts	Other current assets	$5	$—	$5
Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	23	(21)	2
Total asset derivatives		$28	$(21)	$7

Liability derivatives:
Derivatives designated as hedging instruments:
Foreign currency contracts	Accrued and other current liabilities	$1	$—	$1
Derivatives not designated as hedging instruments:
Foreign currency contracts	Accrued and other current liabilities	40	(21)	19
Total liability derivatives		$41	$(21)	$20

		December 31, 2024
(In millions)	Balance Sheet Location	Gross	Counterparty and Cash Collateral Netting [1]	Net Amounts Included in the Combined Balance Sheet
Asset derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	$71	$(45)	$26
Total asset derivatives		$71	$(45)	$26

Liability derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts	Accrued and other current liabilities	$104	$(45)	$59
Total liability derivatives		$104	$(45)	$59
1.    Counterparty and cash collateral amounts represent the estimated net settlement amount when applying netting and set-off rights included in master netting arrangements between the Company and its counterparties and the payable or receivable for cash collateral held or placed with the same counterparty.

New Corteva
Notes to the Combined Financial Statements (continued)
Effect of Derivative Instruments

	Amount of Gain (Loss) Recognized in OCI [1] - Pre-Tax
	For the Year Ended December 31,
(In millions)	2025	2024	2023
Derivatives designated as hedging instruments:
Net investment hedges:
Foreign currency contracts	$(94)	$48	$—
Cash flow hedges:
Foreign currency contracts	5	29	(54)
Total derivatives designated as hedging instruments	$(89)	$77	$(54)
1.OCI is defined as other comprehensive income (loss).

(in millions)	Amount of Gain (Loss) Recognized in Income - Pre-Tax [1]
	For the Year Ended December 31,
	2025	2024	2023
Derivatives designated as hedging instruments:
Cash flow hedges:
Foreign currency contracts [2]	$6	$9	$(41)
Total derivatives designated as hedging instruments	6	9	(41)
Derivatives not designated as hedging instruments:
Foreign currency contracts [3]	76	(86)	(90)
Foreign currency contracts [2]	(73)	22	(66)
Total derivatives not designated as hedging instruments	3	(64)	(156)
Total derivatives	$9	$(55)	$(197)
1.For cash flow hedges, this represents the portion of the gain (loss) reclassified from accumulated OCI into income during the period.
2.Recorded in cost of goods sold, in the Combined Statement of Operations.
3.Recognized in other income (expense) - net, in the Combined Statement of Operations. Note that the net loss from foreign currency contracts was partially offset by the related gain on the foreign currency-denominated monetary assets and liabilities of the Company’s operations. Refer to Note 6 - Supplementary Information, to the Combined Financial Statements for additional information.

Debt Securities
At December 31, 2025 and 2024, New Corteva held investments in held-to-maturity debt securities consisting of foreign government bonds. New Corteva’s investments in held-to-maturity securities are held at amortized cost, which approximates fair value. These foreign government bonds are held by certain foreign subsidiaries in which the USD is the functional currency.

Held-to-Maturity Securities		Amortized Cost
(in millions)	Balance Sheet Location	December 31, 2025	December 31, 2024
Foreign government bonds	Marketable securities [1]	$—	$55
1.Maturity at time of purchase was more than three months to less than one year.

New Corteva also held debt securities, which consisted of foreign government bonds classified as available-for-sale securities, at December 31, 2025 and 2024. New Corteva’s investments in available-for-sale securities are recorded at fair value with unrealized gains and losses recorded in accumulated other comprehensive income (loss), within the Combined Statements of Equity, or current period earnings if an allowance for credit losses has been established, within the Combined Statements of Operations.

Available-for-Sale Securities		Fair Value
(in millions)	Balance Sheet Location	December 31, 2025	December 31, 2024
Foreign government bonds	Marketable securities [1]	$7	$—
Foreign government bonds	Other assets [2]	$22	$95
1.Maturity at time of purchase was more than three months to less than one year.
2.Maturity at time of purchase was more than one year.

New Corteva
Notes to the Combined Financial Statements (continued)
At December 31, 2025, available for sale debt securities with a contractual maturities of less than one year and of one to five years included gross unrealized gains (losses) of $— million and $— million, respectively.

The estimated fair value of the available-for-sale securities as of December 31, 2025 and 2024 was determined using Level 2 inputs within the fair value hierarchy. Level 2 measurements were based on the end of period quoted closing market prices in active markets for identical assets and liabilities.

NOTE 18 - FAIR VALUE MEASUREMENTS

The following table summarizes the basis used to measure certain assets and liabilities relating to marketable securities and derivative assets and liabilities at fair value on a recurring basis.

Significant Other Observable Inputs	December 31, 2025	December 31, 2024
(In millions)	Level 2 [1]	Level 2 [1]
Assets at fair value:
Marketable securities	$1	$56
Debt securities:
Foreign government bonds [2]	29	95
Derivatives relating to: [3]
Foreign currency	28	71
Total assets at fair value	$58	$222
Liabilities at fair value:
Derivatives relating to: [3]
Foreign currency	$41	$104
Total liabilities at fair value	$41	$104
1.Reflects significant other observable inputs.
2.Represents New Corteva’s investments in debt securities that are classified as available-for-sale, which are included in the Combined Balance Sheets.
3.Refer to Note 17 - Financial Instruments, to the Combined Financial Statements, for the classification of derivatives in the Combined Balance Sheets.

For assets and liabilities classified as Level 1 measurements (measured using quoted prices in active markets), total fair value is either the price of the most recent trade at the time of the market close or the official close price, as defined by the exchange on which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For assets and liabilities classified as Level 2 measurements, where the security is frequently traded in less active markets, fair value is based on the closing price at the end of the period; where the security is less frequently traded, fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that asset or liability, or by using observable market data points of similar, more liquid securities to imply the price. For time deposits classified as held-to-maturity investments and reported at amortized cost, fair value is based on an observable interest rate for similar securities. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance and quality checks.

For derivative assets and liabilities, standard industry models are used to calculate the fair value of the financial instruments based on significant observable market inputs, such as foreign exchange rates, commodity prices, swap rates and implied volatilities obtained from various market sources. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance/quality checks.

For all other assets and liabilities for which observable inputs are used, fair value is derived through the use of fair value models, such as a discounted cash flow model or other standard pricing models. Refer to Note 17 - Financial Instruments, to the Combined Financial Statements, for further information on the types of instruments used by New Corteva for risk management.

There were no transfers between Levels 1 and 2 during the years ended December 31, 2025 and 2024.

For assets classified as Level 3 measurements, the fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity. The fair value of the Company’s interests held in trade receivable conduits is determined by calculating the expected amount of cash to be received using the key input of anticipated credit losses in the

New Corteva
Notes to the Combined Financial Statements (continued)
portfolio of receivables sold that have not yet been collected. Given the short-term nature of the underlying receivables, discount rate and prepayments are not factors in determining the fair value of the interests.

Fair Value Measurements on a Nonrecurring Basis
As part of the Crop Protection Operations Strategy Restructuring Program, the Company plans to exit its production activities at its site in Pittsburg, California, as well as cease operations in select manufacturing lines at other locations. During the year ended December 31, 2023, New Corteva recognized a pre-tax non-cash impairment charge of $152 million to restructuring and asset related charges - net, in the Combined Statements of Operations, consisting of a charge of $92 million and $60 million relating to operating lease assets and property, plant and equipment, respectively, which were classified as Level 3 measurements using unobservable inputs.

Refer to Note 5 - Restructuring and Asset Related Charges - Net, to the Combined Financial Statements, for additional information.

NOTE 19 - RELATED PARTIES

New Corteva has historically operated as an operating segment of Corteva. Allocations of certain expenses for services from Corteva including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, ethics and compliance, shared services, employee benefits and incentives, insurance and stock-based compensation, are included in the Combined Financial Statements. These expenses have been allocated on a pro rata basis using net sales as a measure. New Corteva and Corteva consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided. Management does not believe that it is practicable to estimate the expense New Corteva would have incurred as a stand-alone company. The amount of actual costs that may have been incurred if New Corteva were a stand-alone company would depend on a number of factors, including New Corteva’s chosen organizational structure, which functions were outsourced or performed by New Corteva employees, contract terms negotiated with third-party providers, and strategic decisions made in areas such as information technology and infrastructure.

Corporate Expense Allocations
New Corteva’s Combined Financial Statements include an allocation of expenses incurred by Corteva for specified functions, primarily general corporate activities, delivered centrally. Such costs specifically identifiable to New Corteva were first quantified, after which the allocation methodology was used.

The following corporate expense allocations are included in the Combined Statements of Operations:

	For the Year Ended December 31,
(In millions)	2025	2024	2023
Research and development expense	$1	$1	$1
Selling, general and administrative expenses	60	52	50
Restructuring and asset related charges- net	—	—	2
Total	$61	$53	$53

Related Party Sales
During the years ended December 31, 2025, 2024 and 2023, New Corteva sold seed treatment products used in production by Corteva’s Seed operating segment in the amount of $337 million, $190 million, and $300 million, respectively. New Corteva recognized revenue upon the sale of the treated seed to Corteva’s Seed operating segment. In preparing New Corteva’s Combined Financial Statements, it was determined that the steps necessary to bifurcate between intercompany receivable balances that are settled routinely and those settled on an ad hoc basis, or not at all, were extensive in nature and would not result in a material impact to the accounts receivable balances reported on New Corteva’s Combined Financial Statements. Therefore, all related party sales were treated as those which are not settled in cash, which are recorded as equity transactions and included within the net Parent investment amount in the Combined Balance Sheets.

Net Parent Investment
Net transfers between Corteva and New Corteva are reflected within net transfers from (to) Parent in the Combined Statements of Cash Flows and the Combined Statements of Equity.

New Corteva
Notes to the Combined Financial Statements (continued)
Transactions with Nonconsolidated Affiliates
New Corteva holds investments in entities under the equity method (“nonconsolidated affiliates”). Such investments in nonconsolidated affiliates aggregated to $85 million and $75 million at December 31, 2025 and 2024, respectively. Transactions during the periods consisted primarily of capital contributions. New Corteva held receivables from these nonconsolidated affiliates of $54 million and $58 million at December 31, 2025 and 2024, respectively. Refer to Note 6 - Supplementary Information, to the Combined Financial Statements, for further details on equity earnings from these affiliates.

NOTE 20 - EQUITY

Noncontrolling Interest
EIDP, a New Corteva subsidiary, has preferred stock outstanding to third parties which is accounted for as a non-controlling interest in New Corteva’s Combined Balance Sheets. Each share of EIDP Preferred Stock - $4.50 Series and EIDP Preferred Stock - $3.50 Series issued and outstanding at the effective date of the Corteva Distribution remains issued and outstanding as to EIDP and was unaffected by the Corteva Distribution.

Below is a summary of the EIDP Preferred Stock at December 31, 2025 and 2024, which is classified as noncontrolling interests in New Corteva’s interim Combined Balance Sheets.

(Shares in thousands)	Number of Shares
Authorized	23,000
$4.50 Series, callable at $120	1,673
$3.50 Series, callable at $102	700

Other Comprehensive Income (Loss)
The changes and after-tax balances of components comprising accumulated other comprehensive income (loss) are summarized below:

(In millions)	Cumulative Translation Adjustment [1]	Derivative Instruments	Pension Benefit Plans	Other Benefit Plans	Unrealized Gain (Loss) on Investments	Total
2023
Balance at January 1, 2023	$(1,586)	$25	$(187)	$148	$—	$(1,600)
Other comprehensive income (loss) before reclassifications	195	(36)	(179)	35	—	15
Amounts reclassified from accumulated other comprehensive income (loss)	—	27	1	(8)	—	20
Net other comprehensive income (loss)	$195	$(9)	$(178)	$27	$—	$35
Balance at December 31, 2023	$(1,391)	$16	$(365)	$175	$—	$(1,565)
2024
Other comprehensive income (loss) before reclassifications	(530)	55	123	33	(6)	(325)
Amounts reclassified from accumulated other comprehensive income (loss)	—	(7)	1	(10)	—	(16)
Net other comprehensive income (loss)	$(530)	$48	$124	$23	$(6)	$(341)
Balance at December 31, 2024	$(1,921)	$64	$(241)	$198	$(6)	$(1,906)
2025
Other comprehensive income (loss) before reclassifications	366	(67)	(159)	(9)	6	137
Amounts reclassified from accumulated other comprehensive income (loss)	—	(13)	(2)	(13)	—	(28)
Net other comprehensive income (loss)	$366	$(80)	$(161)	$(22)	$6	$109
Balance at December 31, 2025	$(1,555)	$(16)	$(402)	$176	$—	$(1,797)
1.The cumulative translation adjustment gain for the year ended December 31, 2025 was primarily driven by the weakening of the U.S. Dollar (“USD”) against the Brazilian Real (“BRL”), Euro (“EUR”), and South African Rand (“ZAR”). The cumulative translation adjustment loss for the year ended December 31, 2024 was primarily driven by the strengthening of the USD against the BRL, EUR, and Swiss Franc (“CHF”). The cumulative translation adjustment gain for the year ended December 31, 2023 was primarily driven by the weakening of the USD against the BRL, EUR and CHF.

New Corteva
Notes to the Combined Financial Statements (continued)
The tax (expense) benefit on the net activity related to each component of other comprehensive income (loss) was as follows:

	For the Year Ended December 31,
(In millions)	2025	2024	2023
Derivative instruments	$15	$(20)	$4
Pension benefit plans - net	51	(34)	58
Other benefit plans - net	7	(7)	(8)
(Provision for) benefit from income taxes related to other comprehensive income (loss) items	$73	$(61)	$54

A summary of the reclassifications out of accumulated other comprehensive income (loss) is provided as follows:

(In millions)	For the Year Ended December 31,
	2025	2024	2023
Derivative instruments: [1]	$(6)	$(9)	$41
Tax (benefit) expense [2]	(7)	2	(14)
After-tax	$(13)	$(7)	$27
Amortization of pension benefit plans:
Prior service (benefit) cost [3,4]	$(3)	$(3)	$(2)
Actuarial (gains) losses [3,4]	—	1	1
Settlement (gain) loss [3,4]	—	2	1
Total before tax	$(3)	$—	$—
Tax (benefit) expense [2]	1	1	1
After-tax	$(2)	$1	$1
Amortization of other benefit plans:
Prior service (benefit) cost [3,4]	$(1)	$(1)	$(2)
Actuarial (gains) losses [3,4]	(16)	(12)	(9)
Total before tax	$(17)	$(13)	$(11)
Tax (benefit) expense [2]	4	3	3
After-tax	$(13)	$(10)	$(8)
Total reclassifications for the period, after-tax	$(28)	$(16)	$20
1.Reflected in cost of goods sold in the Combined Statements of Operations.
2.Reflected in provision for (benefit from) income taxes from continuing operations in the Combined Statements of Operations.
3.These accumulated other comprehensive income (loss) components are included in the computation of net periodic benefit (credit) cost of the Company’s pension and other benefit plans. Refer to Note 15 - Pension Plans and Other Post-Employment Benefits, to the Combined Financial Statements, for additional information.
4.Reflected in other income (expense) - net in the Combined Statements of Operations.

New Corteva
Notes to the Combined Financial Statements (continued)
NOTE 21 - GEOGRAPHIC INFORMATION

Sales are attributed to geographic areas based on customer location; long-lived assets are attributed to geographic areas based on asset location.

	Net Sales
	For the Year Ended December 31,
(In millions)	2025	2024	2023
United States	$2,568	$2,426	$2,629
Canada	298	291	331
EMEA	1,662	1,607	1,815
Latin America [1]	2,426	2,289	2,362
Asia Pacific	886	940	933
Total	$7,840	$7,553	$8,070
1.Net sales for Brazil for the years ended December 31, 2025, 2024 and 2023 were $1,847 million, $1,635 million and $1,609 million, respectively.

	Net Property
	As of December 31,
(In millions)	2025	2024	2023
United States	$1,288	$1,333	$1,428
Canada	1	1	2
EMEA	236	214	228
Latin America	201	174	217
Asia Pacific	33	34	36
Total	$1,759	$1,756	$1,911

NOTE 22 - SUBSEQUENT EVENTS

Other than those described in the notes to the Combined Financial Statements, no subsequent events have occurred after December 31, 2025, but before February 12, 2026, which is the date the Consolidated Financial Statements of Corteva for the year ended December 31, 2025, from which these Combined Financial Statements are derived, were issued. In addition, other than those described in the notes to the Combined Financial Statements or noted below, no non-recognizable subsequent events were identified through October 1, 2026, the date these Combined Financial Statements were available for issuance.

The Separation and Distribution
On October 1, 2026, the separation of Vylor Inc. (“Vylor”) from Corteva, Inc. was completed (the “Separation”).

In connection with the Separation, New Corteva and Vylor entered into various agreements to effect the Separation and provide a framework for their relationship after the Separation, including the Separation and Distribution Agreement, Tax Matters Agreement, Employee Matters Agreement, Transition Services Agreements, Commercial Agreements, Intellectual Property Matters Agreement and other ancillary agreements. These agreements provide for the allocation between New Corteva and Vylor of assets, employees, liabilities and obligations (including property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at, and after Vylor’s separation from Corteva, Inc. and govern certain relationships between New Corteva and Vylor after the Separation.

Acquisition of Biotelliga Holdings Limited
On June 1, 2026 (“Acquisition Date”), New Corteva completed its acquisition of all outstanding equity interests in Biotelliga Holdings Limited (“Biotelliga”), a biological crop protection company based in New Zealand with technologies focused on pest and disease control. This acquisition provides New Corteva with access to differentiated technology not currently present in the Company’s internal R&D pipeline or accessible through third parties for the foreseeable future. The purchase price for Biotelliga was $66 million, comprised of $53 million of cash consideration for the remaining 80 percent of shares outstanding and $13 million of fair value for its previously-held 20 percent equity method investment. The Company recorded a loss on remeasurement of the previously held equity interest of $9 million within other income (expense) - net as of the Acquisition

New Corteva
Notes to the Combined Financial Statements (continued)
Date. The estimated Acquisition Date fair value of the Company’s previously-held equity method investment in Biotelliga was based on the purchase price to acquire the outstanding equity interests.

Purchase Price Allocation
The Company performed a preliminary purchase price allocation and assessment of the fair value of the assets acquired and liabilities assumed as of the Acquisition Date. Due to the timing of the acquisition, at June 1, 2026, the Company continues to evaluate acquired intangible assets. The Company will finalize the purchase price allocation as it obtains the information necessary to complete the valuation during the measurement period. The effect of measurement period adjustments to the estimated fair values will be reflected as if the adjustments had been completed on the Acquisition Date.

The following table summarizes the preliminary purchase price allocation to the assets acquired and liabilities assumed as of the Acquisition Date:

(In millions)
Assets
Cash and cash equivalents	$9
Property, plant and equipment	1
Goodwill	24
Other intangible assets	53
Total assets acquired	$87
Liabilities
Accrued and other current liabilities	$4
Deferred income tax liabilities	15
Other noncurrent obligations	2
Total liabilities assumed	$21
Net assets acquired	$66

The significant fair value adjustments included in the preliminary purchase price allocation are discussed below.

Goodwill
The excess of the consideration for Biotelliga over the preliminary net fair value of assets acquired and liabilities assumed resulted in the recognition of goodwill. Goodwill associated with this acquisition is attributable to the assembled workforce and expanding the Company’s addressable market position. None of the goodwill recognized will be deductible for income tax purposes.

Other Intangible Assets
In connection with the acquisition of Biotelliga, the Company recorded certain intangible assets representing their preliminary fair values at the Acquisition Date. These acquired intangible assets are comprised of two discovery phase in-process research and development (“IPR&D”) assets, of which one is a bio-insecticide and the other a bio-fungicide. These assets have a total fair value of $53 million and an indefinite useful life. The preliminary IPR&D assets’ fair values were determined using the multi-period excess earnings method. Upon commercialization, each asset will be amortized over its estimated useful life.

New Corteva
Notes to the Combined Financial Statements (continued)
NOTE 23 —VALUATION AND QUALIFYING ACCOUNTS

(In millions)	2025	2024	2023
Accounts Receivable - Allowance for Doubtful Receivables
Balance at beginning of period	$66	$88	$80
Additions charged to expenses	55	20	6
Deductions from reserves	(27)	(42)	2
Balance at end of period	$94	$66	$88
Deferred Tax Assets - Valuation Allowance
Balance at beginning of period	$511	$269	$116
Additions to reserves	145	249	190
Deductions from reserves	(64)	(7)	(37)
Balance at end of period	$592	$511	$269

COMBINED FINANCIAL STATEMENTS

New EIDP
(Crop Protection Business of EIDP, Inc.)
As of December 31, 2025 and 2024 and
for the Years Ended December 31, 2025, 2024 and 2023

New EIDP

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of EIDP, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of New EIDP (the “Company”), the Crop Protection business of EIDP, Inc., as of December 31, 2025 and 2024, and the related combined statements of operations, comprehensive income (loss), equity and cash flows for each of the three years in the period ended December 31, 2025, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the combined financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition - Product Sales

As described in Note 4 to the New Corteva combined financial statements, the Company’s net sales were $7,840 million for the year ended December 31, 2025. Substantially all of the Company’s revenue is derived from product sales. Revenue from product sales is recognized when the customer obtains control of the Company’s product, which occurs at a point in time according to shipping terms. The transaction price includes estimates of variable consideration, such as rights of return, rebates, and discounts, that are reductions in revenue. The majority of contracts have a single performance obligation satisfied at a point in time and the transaction price is stated in the contract, usually as quantity times price per unit.

The principal consideration for our determination that performing procedures relating to revenue recognition for product sales is a critical audit matter is a high degree of auditor effort in performing procedures related to the Company’s revenue recognition.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the combined financial statements. These procedures included, among others (i) testing revenue recognized for a sample of revenue transactions by obtaining and inspecting source documents, such as purchase orders, invoices, proof of shipment or delivery documents, and payment receipts; (ii) testing, on a sample basis, the recognition of variable consideration for returns, rebates issued and discounts granted during the year by obtaining and inspecting source documents, such as support for the nature of the variable consideration, amount, and agreement with the customer; and (iii) confirming a sample of outstanding customer invoice balances as of December 31, 2025, and, for confirmations not returned, obtaining and inspecting source documents, such as invoices, proof of shipment or delivery documents, and subsequent payment receipts.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
October 1, 2026

We have served as the Company's auditor since 2025.

New EIDP
Combined Financial Statements

COMBINED STATEMENTS OF OPERATIONS

(In millions)	For the Year Ended December 31,
	2025	2024	2023
Net sales	$7,840	$7,553	$8,070
Cost of goods sold	4,739	4,744	5,105
Research and development expense	479	486	496
Selling, general and administrative expenses	1,390	1,287	1,299
Amortization of intangibles	155	160	145
Restructuring and asset related charges - net	143	218	238
Other income (expense) - net	129	(236)	(436)
Interest expense	175	232	267
Income (loss) from continuing operations before income taxes	888	190	84
Provision for (benefit from) income taxes on continuing operations	219	271	103
Income (loss) from continuing operations after income taxes	669	(81)	(19)
Income (loss) from discontinued operations after income taxes	(99)	56	(194)
Net income (loss)	570	(25)	(213)
Net income (loss) attributable to noncontrolling interests	—	—	—
Net income (loss) attributable to New EIDP	$570	$(25)	$(213)

See Notes to the New EIDP Combined Financial Statements.

New EIDP
Combined Financial Statements

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In millions)	For the Year Ended December 31,
	2025	2024	2023
Net income (loss)	$570	$(25)	$(213)
Other comprehensive income (loss) - net of tax:
Cumulative translation adjustments	366	(530)	195
Adjustments to pension benefit plans	(161)	124	(178)
Adjustments to other benefit plans	(22)	23	27
Unrealized gain (loss) on investments	6	(6)	—
Derivative instruments	(80)	48	(9)
Total other comprehensive income (loss)	109	(341)	35
Comprehensive income (loss)	679	(366)	(178)
Comprehensive income (loss) attributable to noncontrolling interests - net of tax	—	—	—
Comprehensive income (loss) attributable to New EIDP	$679	$(366)	$(178)

See Notes to the New EIDP Combined Financial Statements.

New EIDP
Combined Financial Statements

COMBINED BALANCE SHEETS

(In millions)	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$3,685	$2,513
Marketable securities	8	56
Accounts and notes receivable - net	4,494	3,771
Inventories	2,493	2,334
Other current assets	550	580
Total current assets	11,230	9,254
Investment in nonconsolidated affiliates	85	75
Property, plant and equipment	5,088	5,015
Less: Accumulated depreciation	3,329	3,259
Net property, plant and equipment	1,759	1,756
Goodwill	5,153	5,083
Other intangible assets	1,036	1,157
Deferred income taxes	1,094	998
Other assets	1,428	1,161
Total Assets	$21,785	$19,484
Liabilities and Equity
Current liabilities
Short-term borrowings	$782	$735
Accounts payable	2,179	1,973
Income taxes payable	95	151
Deferred revenue	346	311
Accrued and other current liabilities	1,401	1,164
Total current liabilities	4,803	4,334
Long-term debt	1,686	1,953
Other noncurrent liabilities
Deferred income tax liabilities	128	146
Pension and other post-employment benefits	2,208	2,048
Other noncurrent obligations	1,515	1,201
Total noncurrent liabilities	5,537	5,348
Commitments and contingent liabilities
Equity
Net Parent investment	13,242	11,708
Accumulated other comprehensive income (loss)	(1,797)	(1,906)
Total New EIDP equity	11,445	9,802
Noncontrolling interests	—	—
Total equity	11,445	9,802
Total Liabilities and Equity	$21,785	$19,484

See Notes to the New EIDP Combined Financial Statements.

New EIDP
Combined Financial Statements

COMBINED STATEMENTS OF CASH FLOWS

(In millions)	For the Year Ended December 31,
	2025	2024	2023
Operating activities
Net income (loss)	$570	$(25)	$(213)
(Income) loss from discontinued operations after income taxes	99	(56)	194
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation and amortization	422	424	405
Provision for (benefit from) deferred income tax	(21)	(110)	(178)
Net periodic pension and OPEB (benefit) cost, net	21	147	121
Pension and OPEB contributions	(110)	(124)	(120)
Net (gain) loss on sales of property, businesses, consolidated companies, and investments	(39)	(11)	(14)
Restructuring and asset related charges - net	143	218	238
Other net loss	12	49	278
Changes in assets and liabilities, net
Accounts and notes receivable	(307)	(461)	499
Inventories	(43)	455	269
Accounts payable	97	42	(353)
Deferred revenue	34	(71)	78
Other assets and liabilities	(368)	(133)	(320)
Cash provided by (used for) operating activities - continuing operations	510	344	884
Cash provided by (used for) operating activities - discontinued operations	(51)	(151)	(40)
Cash provided by (used for) operating activities	459	193	844
Investing activities
Capital expenditures	(245)	(259)	(292)
Proceeds from sales of property, businesses, and consolidated companies - net of cash divested	41	(3)	39
Acquisitions of businesses - net of cash acquired	—	—	(1,456)
Investments in and loans to nonconsolidated affiliates	(9)	—	(32)
Purchases of investments	—	(123)	(113)
Proceeds from sales and maturities of investments	127	107	83
Proceeds from settlement of net investment hedge	(83)	63	42
Other investing activities, net	(22)	(12)	(3)
Cash provided by (used for) investing activities	(191)	(227)	(1,732)
Financing activities
Net change in borrowings (less than 90 days)	—	54	(4)
Payments on related party debt	—	—	(1,129)
Proceeds from debt	1,618	3,072	3,429
Payments on debt	(1,857)	(2,885)	(2,310)
Net transfer from (to) Parent	985	125	681
Other financing activities, net	(5)	(4)	(9)
Cash provided by (used for) financing activities	741	362	658
Effect of exchange rate changes on cash, cash equivalents and restricted cash equivalents	51	(27)	(91)
Increase (decrease) in cash, cash equivalents and restricted cash equivalents	1,060	301	(321)
Cash, cash equivalents and restricted cash equivalents at beginning of period	2,829	2,528	2,849
Cash, cash equivalents and restricted cash equivalents at end of period	$3,889	$2,829	$2,528
Supplemental cash flow information
Cash paid during the period for
Interest, net of amounts capitalized [1]	$188	$242	$233
Income taxes	492	248	189
1.Reflects interest, net of amounts capitalized, paid to external parties. For information associated with interest paid on related party debt refer to New EIDP Note 2 - Related Party Transactions, to the New EIDP Combined Financial Statements.

See Notes to the New EIDP Combined Financial Statements.

New EIDP
Combined Financial Statements

COMBINED STATEMENTS OF EQUITY

(In millions)	Net Parent Investment	Accumulated Other Comp. Income (Loss)	Total Equity
Balance at January 1, 2023	$11,130	$(1,600)	$9,530
Net income (loss)	(213)		(213)
Other comprehensive income (loss)		35	35
Share-based compensation	25		25
Net transfers from (to) Parent	705		705
Balance at December 31, 2023	$11,647	$(1,565)	$10,082
Net income (loss)	(25)		(25)
Other comprehensive income (loss)		(341)	(341)
Share-based compensation	28		28
Net transfers from (to) Parent	58		58
Balance at December 31, 2024	$11,708	(1,906)	$9,802
Net income (loss)	570		570
Other comprehensive income (loss)		109	109
Share-based compensation	33		33
Net transfers from (to) Parent	931		931
Balance at December 31, 2025	$13,242	$(1,797)	$11,445

See Notes to the New EIDP Combined Financial Statements.

New EIDP
Notes to the Combined Financial Statements

New EIDP
Notes to the Combined Financial Statements
NOTE 1 - BASIS OF PRESENTATION

New EIDP and its combined subsidiaries are also subsidiaries of New Corteva. New EIDP continues to be a reporting company, subject to the requirements of the Exchange Act. The primary differences between New Corteva and New EIDP are outlined below:
•Preferred Stock - New EIDP has preferred stock outstanding to third parties which is accounted for as a noncontrolling interest at the New Corteva level. Each share of EIDP Preferred Stock - $4.50 Series and EIDP Preferred Stock - $3.50 Series issued and outstanding at the effective date of the Corteva Separation remains issued and outstanding as to New EIDP and was unaffected by the Corteva Separation.
•Related Party Loan - The standalone EIDP, Inc. subsidiary engaged in a series of debt redemptions during the second quarter of 2019 that were partially funded through an intercompany loan from the standalone Corteva, Inc. subsidiary. This was eliminated in consolidation at the New Corteva level but remained on New EIDP’s combined financial statements at the standalone level (including the associated interest) through its repayment date in the fourth quarter of 2023.
•Physical Cash Pooling Arrangement - A physical cash pooling arrangement exists to which the standalone EIDP, Inc. and Corteva, Inc. subsidiaries, along with certain other combined subsidiaries, are parties, as more fully described in New EIDP Note 2 - Related Party Transactions, to the New EIDP Combined Financial Statements. Through the third quarter of 2024, New EIDP earned interest on New Corteva’s borrowings under the physical cash pooling arrangement; however, beginning in the fourth quarter of 2024, no interest has been recognized by New EIDP and the amount due from New Corteva is classified within equity of New EIDP due to a change in repayment intent related to the arrangement. Such transactions are eliminated in consolidation at the New Corteva level.
•Dividends - The Board of Directors of New EIDP authorizes and declares a quarterly dividend to New Corteva, from which the proceeds are intended to be used to fund New Corteva share repurchases and common stock dividends during the subsequent quarter.

The accompanying notes relate to New EIDP only, and not to New Corteva, and are presented to show differences between New EIDP and New Corteva.

For the notes listed below, refer to the following notes of the New Corteva Combined Financial Statements:
•Note 1 - Background and Basis of Presentation
•Note 2 - Summary of Significant Accounting Policies
•Note 3 - Recent Accounting Guidance
•Note 4 - Revenue
•Note 5 - Restructuring and Asset Related Charges - Net
•Note 6 - Supplementary Information - refer to the equivalent note in the New Corteva Combined Financial Statements. In addition, the standalone EIDP, Inc. subsidiary earned interest on a related party loan receivable from the standalone Corteva, Inc. subsidiary through the third quarter of 2024; refer to New EIDP Note 2 - Related Party Transactions, to the EIDP Combined Financial Statements, below
•Note 7 - Income Taxes - differences exist between New Corteva and New EIDP; refer to New EIDP Note 3 - Income Taxes, to the New EIDP Combined Financial Statements, below.
•Note 8 - Accounts and Notes Receivable - Net
•Note 9 - Inventories
•Note 10 - Property, Plant and Equipment
•Note 11 - Goodwill and Other Intangible Assets
•Note 12 - Leases
•Note 13 - Short-Term Borrowings, Long-Term Debt and Available Credit Facilities - refer to the equivalent note in the New Corteva Combined Financial Statements. In addition, the standalone EIDP, Inc. subsidiary had a related party loan payable to the standalone Corteva, Inc. subsidiary which was repaid during the fourth quarter of 2023; refer to New EIDP Note 2 - Related Party Transactions, to the New EIDP Combined Financial Statements, below.
•Note 14 - Commitments and Contingent Liabilities
•Note 15 - Pension Plans and Other Post-Employment Benefits
•Note 16 - Stock-Based Compensation
•Note 17 - Financial Instruments
•Note 18 - Fair Value Measurements
•Note 19 - Related Parties - differences exist between New Corteva and New EIDP; refer to New EIDP Note 2 - Related Party Transactions, to the New EIDP Combined Financial Statements, below.
•Note 20 - Equity
•Note 21 - Geographic Information
•Note 22 - Subsequent Events
•Note 23 - Valuation and Qualifying Accounts

New EIDP
Notes to the Combined Financial Statements
Segment Information
New EIDP has a single operating segment. There are no differences in reporting structure or segments between New Corteva and New EIDP. While there are no differences between New Corteva and New EIDP segment net sales and segment assets, differences exist in income (loss) from continuing operations after income taxes and net income (loss) attributable to noncontrolling interests between New Corteva and New EIDP. New EIDP segment income (loss) from continuing operations after income taxes is consistent with the New EIDP Combined Statements of Operations. Refer to Note 1 - Background and Basis of Presentation, of the New Corteva interim Combined Financial Statements for further details.

NOTE 2 - RELATED PARTY TRANSACTIONS

Transactions with New Corteva

The standalone EIDP, Inc. and Corteva, Inc. subsidiaries, including certain combined subsidiaries (collectively the “Participating Companies”), are party to a physical cash pooling arrangement which facilitates the management of the cash and liquidity needs of the Participating Companies. Historically, in periods where New EIDP had a net amount due from New Corteva, New EIDP classified the amount within other assets given New Corteva had both the ability and intent to repay the amounts due. Beginning in the fourth quarter of 2024, New Corteva’s intent to repay the amounts due changed and therefore, borrowings under this agreement are now classified within equity of New EIDP. As of December 31, 2025 and 2024, amounts due to New EIDP from New Corteva were classified within net Parent investment on EIDP’s Combined Balance Sheets.

In December 2025, the Board of Directors of New EIDP authorized and declared a dividend of $195 million to New Corteva, from which the proceeds are intended to be used to fund New Corteva share repurchases and common stock dividends during the first quarter of 2026. At December 31, 2025, New EIDP had a dividend payable to New Corteva of $133 million.

New EIDP declared cash dividends of $1,815 million and $1,750 million for the years ended December 31, 2025 and 2024, respectively. Cash dividends paid to New Corteva during the years ended December 31, 2025 and 2024 were $1,682 million and $1,750 million, respectively.

In the second quarter of 2019, the standalone EIDP, Inc. subsidiary entered into a related party revolving loan from the standalone Corteva, Inc. subsidiary, with a maturity date in 2024. New EIDP repaid the outstanding related party revolving loan balance during the fourth quarter of 2023. New EIDP incurred interest expense of $36 million and paid interest of $40 million for the year ended December 31, 2023 associated with the related party loan to New Corteva.

At December 31, 2025 and 2024, New EIDP had payables to New Corteva of $27 million and $9 million, included in accrued and other current liabilities, respectively, and $154 million and $149 million included in other noncurrent obligations, respectively, in the Combined Balance Sheets related to the standalone Corteva, Inc. subsidiary’s indemnification liabilities to Dow and DuPont per the Separation Agreements (refer to the section entitled “Guarantees” of Note 14 - Commitments and Contingent Liabilities, to the New Corteva Combined Financial Statements, for further details of the Separation Agreements).

New EIDP
Notes to the Combined Financial Statements

NOTE 3 - INCOME TAXES

Refer to Note 7 - Income Taxes, to the New Corteva Combined Financial Statements, for discussion of tax items that do not differ between New Corteva and New EIDP. Since the reconciliation to the U.S. statutory rate for the year ended December 31, 2025 is the same for both New Corteva and New EIDP, such information is omitted from the table below.

Geographic Allocation of Income (Loss) and Provision for (Benefit from) Income Taxes	For the Year Ended December 31,
(In millions)	2025	2024	2023
Income (loss) from continuing operations before income taxes
Domestic	$52	$(380)	$(1,051)
Foreign	836	570	1,135
Income (loss) from continuing operations before income taxes	$888	$190	$84
Current tax expense (benefit)
Federal	$1	$33	$8
State and local	(2)	4	—
Foreign	241	344	273
Total current tax expense (benefit)	$240	$381	$281
Deferred tax expense (benefit)
Federal	$(4)	$(82)	$(112)
State and local	5	(12)	(11)
Foreign	(22)	(16)	(55)
Total deferred tax expense (benefit)	$(21)	$(110)	$(178)
Provision for (benefit from) income taxes on continuing operations	219	271	103
Net income (loss) from continuing operations	$669	$(81)	$(19)

Reconciliation to U.S. Statutory Rate	For the Year Ended December 31,
	2024	2023
Statutory U.S. federal income tax rate	21.0%	21.0%
Effective tax rates on international operations - net [1]	65.0	114.6
Acquisitions, divestitures and ownership restructuring activities [2]	—	54.8
U.S. research and development credit	(11.3)	(26.8)
Exchange gains/losses [3]	10.9	(19.8)
State and local income taxes - net	(3.4)	(8.8)
Impact of Swiss Tax Changes [4]	—	(88.7)
Excess tax benefits/deficiencies from stock compensation	0.4	(4.0)
Tax settlements and expiration of statute of limitations	(13.8)	4.4
Impact of Brazil valuation allowance [5]	70.2	70.0
Repatriation of foreign earnings [6]	4.6	5.2
Other – net	(1.0)	0.7
Effective tax rate	142.6%	122.6%
1.    Includes the effects of local and U.S. taxes related to earnings of non-U.S. subsidiaries, changes in the amount of unrecognized tax benefits associated with these earnings, losses at non-U.S. subsidiaries without local tax benefits due to valuation allowances, and other permanent differences between tax and U.S. GAAP results.
2.     Includes a tax charge of $46 million for the year ended December 31, 2023 associated with intellectual property realignment.
3.    Principally reflects the impact of foreign exchange gains and losses on net monetary assets for which no corresponding tax impact is realized. Further information about the company’s foreign currency hedging program is included in Note 6 - Supplementary Information, and Note 19 - Financial Instruments, under the heading Foreign Currency Risk.
4. Includes net tax benefits of $(50) million and $(24) million for the year ended December 31, 2023, related to changes in deferred taxes and a tax currency change, respectively.
5. For the years ended December 31, 2024 and December 31, 2023, charges of $133 million and $59 million, respectively, were recorded to establish a valuation allowance against the net deferred tax asset position of a legal entity in Brazil.
6. Includes the effect of withholding tax on distribution of foreign earnings to the U.S., net of U.S. foreign tax credits.